Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

dated as of

August 31, 2020

by and among

LAWSON PRODUCTS, INC.
an Illinois corporation

NCH CORPORATION
a Delaware corporation

NCH CANADA, INC.
a corporation organized and
existing under the laws of Ontario, Canada

and

solely for purposes of Section 9.19 hereof

LAWSON PRODUCTS, INC.
a Delaware corporation

i

3.20	Insurance	45
3.21	Material Customers and Suppliers	45
3.22	Inventory	46
3.23	Accounts Receivable	46
3.24	Products Liability; Products Warranty	46
3.25	Data Security	46
3.26	No Additional Representations or Warranties; Certain Acknowledgements	47

Article IV	REPRESENTATIONS AND WARRANTIES OF BUYER	47

4.1	Organization	47
4.2	Due Authorization	48
4.3	No Conflict	48
4.4	Governmental Consents	48
4.5	Litigation and Proceedings	48
4.6	Brokers’ Fees	48
4.7	Financial Capability	48
4.8	Solvency	49
4.9	No Additional Representations or Warranties; Certain Acknowledgements	49

Article V	COVENANTS OF SELLER	49

5.1	Insurance	50
5.2	Restrictive Covenants	52
5.3	Confidentiality	53
5.4	Termination of Letter of Credit	54

Article VI	COVENANTS OF BUYER	54

6.1	Retention of Books and Records	54
6.2	Nonsolicitation	54
6.3	Deferred Compensation Payments	55

Article VII	JOINT COVENANTS	55

7.1	Further Assurances	55
7.2	Tax Matters	56
7.3	Intellectual Property	57
7.4	Hiring of Business Personnel; Future Benefits	58
7.5	Other Post-Closing Assistance	64
7.6	Post-Closing Receipt of Receivables; Wrong-Pocket	65
7.7	Reimbursable Warranty Claims	66
7.8	IBNR Medical Costs	66

Article VIII	INDEMNIFICATION	66

8.1	Survival of Representations, Warranties and Covenants	66
8.2	Indemnification	66
8.3	Indemnification Claim Procedures	67
8.4	Limitations on Indemnification Liability; Calculation of Damages	70
8.5	Indemnification Sole and Exclusive Remedy	72
8.6	Satisfaction of Indemnification Claims	72
8.7	Set-Off Rights	73

Article IX	MISCELLANEOUS	73

9.1	Seller Representative	73
9.2	Waiver	75
9.3	Notices	75
9.4	Assignment	76
9.5	Rights of Third Parties	76
9.6	Expenses	76
9.7	Governing Law	77
9.8	Captions; Counterparts	77
9.9	Schedules and Annexes	77
9.10	Entire Agreement	77
9.11	Amendments	77
9.12	Publicity	77
9.13	Severability	78
9.14	Bulk Transfer Laws	78
9.15	Jurisdiction; Waiver of Jury Trial	78
9.16	Enforcement	78
9.17	Facsimile Delivery	79
9.18	Attorneys’ Fees	79
9.19	Guarantee by Parent	79
9.20	Time of the Essence	79

Schedules

Schedule 1.1(a)	Employees Subject to Deferred Compensation Payments
Schedule 1.1(b)	Specified Active US Business Employee
Schedule 1.1(c)	Excluded Inactive US Business Employee
Schedule 1.1(d)	Excluded Business Personnel
Schedule 2.3(a)	Scheduled Greenville Assets
Schedule 2.3(d)	Transferred Contracts
Schedule 2.3(f)	Transferred IT Assets and Software
Schedule 2.3(h)	Transferred Zenith Partsmaster SKU’s
Schedule 2.3(m)	Transferred Telephone Numbers
Schedule 2.3(u)	Certain Transferred Operating Assets
Schedule 2.4(v)	Certain Excluded Assets
Schedule 2.8(q)	Certain Excluded Liabilities
Schedule 2.10(a)(xii)	Required Consents
Schedule 7.4(n)	Seller Severance Policy

Disclosure Schedules
Schedule 3.3	No Conflict
Schedule 3.5(a)	Financial Statements
Schedule 3.6(a)	Existing Litigation
Schedule 3.6(b)	Past or Threatened Litigation
Schedule 3.8(a)	Contracts; No Defaults
Schedule 3.9(a)	Seller Benefit Plans
Schedule 3.10(c)	Employment Related Agreements
Schedule 3.10(d)	Business Personnel
Schedule 3.10(e)	Business Sales Representatives
Schedule 3.13	Permits
Schedule 3.15(a)	Leased Real Property
Schedule 3.16(a)	Registered Intellectual Property
Schedule 3.16(e)	Business Software
Schedule 3.17(b)	Environmental Permits
Schedule 3.20	Insurance
Schedule 3.21(a)	Material Customers
Schedule 3.21(b)	Material Suppliers
Schedule 3.24(a)(i)	Standard Warranty Terms
Schedule 3.24(a)(ii)	Nonconforming Warranty Terms
Schedule 3.25	Data Security

Annexes
Annex 1	Accounting Policies and Target Net Working Capital Schedules
Annex 2	Purchase Price Allocation

Exhibits
Exhibit A	Working Capital Bill of Sale, Assignment and Assumption
Exhibit B	Operating Asset Bill of Sale, Assignment and Assumption
Exhibit C	IP Assignment

Exhibit D	Transition Services Agreement
Exhibit E	Partswasher Supply Agreement
Exhibit F	Partsmaster Supply Agreement
Exhibit G	Sublease Agreement
Exhibit H	Equipment Sublease Agreement
Exhibit I	Irrevocable Standby Letter of Credit

v

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of August 31, 2020, is entered into by and among Lawson Products, Inc., an Illinois corporation (“Buyer”), NCH Corporation, a Delaware corporation (both individually and as Seller Representative (as defined below)) (“NCH”), NCH Canada, Inc., a corporation organized and existing under the laws of Ontario, Canada (“NCH Canada,” and each of NCH and NCH Canada a “Seller” and collectively, the “Sellers”) and, solely for purposes of Section 9.19 hereof, Lawson Products, Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, NCH through its division commonly known and referred to as “Partsmaster,” is engaged in the Business; and

WHEREAS, NCH Canada employs sales representatives in Canada to sell Partsmaster products.

WHEREAS, this Agreement contemplates that Buyer shall acquire all of the assets included in the Transferred Working Capital Assets (as hereinafter defined) and assume all of the liabilities included in the Assumed Working Capital Liabilities (as hereinafter defined) (the “Working Capital Sale”); and

WHEREAS, this Agreement contemplates that Buyer shall acquire all of the Transferred Operating Assets (as hereinafter defined), and shall assume all of the Assumed Operating Liabilities (as hereinafter defined), in each case on the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements (such transfer and assumption, the “Operating Asset Sale”); and

WHEREAS, the Transferred Operating Assets constitute all of the operating assets that are used in the Business.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Buyer and Sellers agree as follows:

Article I
CERTAIN DEFINITIONS

1.1            Definitions. As used herein, the following terms shall have the following meanings:

“Accountant’s Report” has the meaning specified in Section 2.11(e).

“Accounting Policies and Target Net Working Capital Schedules” means the accounting policies, principles, practices and methodologies applicable to the determination of the Closing Net Working Capital as set forth in Annex 1.

“Accounts Receivable” means all accounts receivable, notes receivable and other amounts receivable, whether billed or unbilled, including all rights to payment and to bill or be paid for work in process and services performed (including services performed under the Transferred Contracts), to the extent arising from the conduct of the Business before the Closing, and reimbursable rights for related expenses incurred, accrued or outstanding as of the Closing, excluding (i) any Aged Accounts Receivable, and (ii) any accounts receivable of the Business included in Trade Intercompany Accounts.

“Action” means any claim, action, suit, audit, assessment, arbitration, inquiry, proceeding or investigation, in each case, at law or in equity by or before any Governmental Authority.

“Active Canadian Business Employees” has the meaning specified in Section 7.4(b).

“Active US Business Employees” means United States-based Business Employees who are actively employed by Business as of the Active US Employee Hire Date.

“Active US Employee Hire Date” has the meaning specified in Section 7.4(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For the purposes of this definition, (a) an Affiliate shall include, with respect to any specified Person, any Subsidiary of such Person and (b) “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, any Person which is not controlled by Parent shall not be deemed an Affiliate of Buyer.

“Affiliate Arrangement” has the meaning specified in Section 3.19.

“After-Acquired Business” has the meaning specified in Section 5.2(a).

“After-Acquired Company” has the meaning specified in Section 5.2(a).

“Aged Accounts Receivable” means assets of the Sellers otherwise fitting the definition of “Accounts Receivable” which are aged greater than 90 days from the due date thereof.

“Agreed Claims” means (a) an Approved Indemnification Claim, or (b) Damages the validity and amount of which have been the subject of (i) a binding agreement consented to by the Seller Representative and Buyer, or (ii) resolution by binding arbitration or a final non-appealable judicial determination.

“Agreement” has the meaning specified in the Preamble hereto.

“Alternate Arrangements” means, in respect of any Damages indemnifiable hereunder, each applicable insurer, reimbursement arrangement, and other contractual source of recovery relating thereto.

“Ancillary Agreements” means collectively the Bill of Sale, Assignment and Assumption, the IP Assignment, the Transition Services Agreement, the Partswasher Supply Agreement, the Partsmaster Supply Agreement, and the Sublease Agreement, and any other certificates or documents to be delivered at the Closing pursuant to hereto or thereto.

“Annual Financial Statements” has the meaning specified in Section 3.5(a).

“Applicable Transfer Time” means, in the case of any Transferred US Business Employee, Active Canadian Business Employee or Inactive Canadian Business Employee, who becomes a Transferred Employee, the time such employee becomes an employee of Buyer or its designated Affiliate pursuant to Section 7.4(a) or Section 7.4(b), as applicable.

“Approved Indemnification Claim” has the meaning specified in Section 8.3(f).

“Assumed Liabilities” means the Assumed Working Capital Liabilities and the Assumed Operating Liabilities collectively.

“Assumed Operating Liabilities” has the meaning specified in Section 2.7.

“Assumed Working Capital Liabilities” has the meaning specified in Section 2.6.

“Balance Sheet” has the meaning specified in Section 3.5(a).

“Balance Sheet Date” has the meaning specified in Section 3.5(a).

“Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) which are Related to the Business.

“Broker Fees” has the meaning specified in Section 3.12.

“Business” means the Sellers’ existing business of providing maintenance, repair and operations services in the United States and Canada; provided, however, that “Business” shall not include (i) the business carried on by Zenith Industries (other than in respect to the Partsmaster products identified on Schedule 2.3(h)) to the extent that it involves the sale of products to retailers for resale or direct internet sales, or (ii) the “Torrent” Parts Washer business carried out by Sellers’ and their respective Affiliates (including the sale of ancillary parts and products for the Torrent).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Business Employees” means Business Personnel who are classified as employees, other than (a) any Business Personnel who are Distribution Employees and (b) the Excluded Business Personnel.

“Business Intellectual Property” has the meaning specified in Section 3.16(a).

“Business Personnel” means each employee, independent contractor and leased employee of Sellers prior to the Closing whose principal responsibilities relate to the Business.

“Business Sales Representative” has the meaning specified in Schedule 3.10(e).

“Business Software” has the meaning specified in Section 3.16(e).

“Buyer” has the meaning specified in the Preamble hereto.

“Buyer DC Plan” has the meaning specified in Section 7.4(k).

“Buyer Indemnified Parties” has the meaning specified in Section 8.2(a).

“Cap” has the meaning specified in Section 8.4(a).

“Cash” of any Person as of any date means book cash and cash equivalents (including marketable securities, undeposited checks and amounts receivable from credit card companies) determined in accordance with GAAP applied on a consistent basis; provided, that Cash shall exclude any restricted cash that will be available for the benefit of Buyer following the Closing (e.g., security deposits), which shall constitute Transferred Working Capital Assets.

“Cash Purchase Price” means the sum of the Closing Asset Consideration and the Deferred Asset Consideration, as the same may be adjusted in accordance with Section 2.11 and Section 8.4(i).

“Closing” has the meaning specified in Section 2.1.

“Closing Asset Consideration” has the meaning specified in Section 2.9(a).

“Closing Balance Sheet” has the meaning specified in Section 2.11(a).

“Closing Date” has the meaning specified in Section 2.1.

“Closing Net Working Capital” means the Net Working Capital of the Business as of 12:01 am on September 1, 2020, as finally determined pursuant to Section 2.11.

“Closing Report” has the meaning specified in Section 2.11(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Business” means any business engaged in the Business.

“Confidentiality Agreement” has the meaning specified in Section 9.10.

“Contract” means any legally binding contract, agreement, subcontract, lease, sublease or purchase order.

“COTS License” means (a) a “shrink-wrap,” “click-through,” or “off-the shelf” software license, or (b) any other software license that is commercially available to the public generally, with one-time or annual royalty, license, maintenance, support, and other fees of $2,500 “per-seat” or less.

“Damages” means, with respect to any Person, any losses, damages, amounts paid in settlement, Liabilities, Taxes, interest, judgments, penalties, and out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses).

“Data Security Incident” means (a) the unauthorized access to or use of Personal Information, (b) the actual unauthorized disclosure, loss, theft or manipulation of Personal Information or (c) any security incident as defined under applicable Law.

“De Minimis Business” means (a) an equity interest of less than 5% of any Person engaged in the Business, (b) an investment in a private equity fund which has one or more portfolio companies engaged in the Business if NCH or its Affiliate otherwise complies with Section 5.2 hereof and (i) is no more than merely a passive participant in such fund and its investments, and (ii) does not direct, manage or control such fund’s investments, and (c) any business activity that would otherwise violate Section 5.2(a) that is carried on by an After-Acquired Business or an After-Acquired Company, but only if, at the time of such acquisition, the revenues derived from the Covered Business by such After-Acquired Business or After-Acquired Company constitute less than the lesser of (A) $10,000,000 per year or (B) 20% of the gross revenues of such After-Acquired Business or After-Acquired Company for the most recently completed fiscal year preceding such acquisition.

“Deductible Amount” has the meaning specified in Section 8.4(a).

“Default Recovery Activities” means the exercise of any rights or remedies in connection with any Financing, including any foreclosure, realization or repossession or ownership of any collateral, business assets or other security for any Financing (including the equity in any entity or business).

“Deferred Compensation Payments” means NCH’s existing obligation to pay the benefit payments scheduled on Schedule 1.1(a) pursuant to the Deferred Compensation Plans with respect to the persons listed on Schedule 1.1(a), the aggregate amounts of which will not exceed sum of (i) the employee deferral, company match amounts and accrued interest set forth on Schedule 1.1(a); (ii) additional interest accrued subsequent to July 31, 2020 and prior to the Closing on the amounts described in the foregoing clause (i); (iii) future interest accruing on the amounts described in the foregoing clauses (i) and (ii); (iv) contributions by the persons listed on Schedule 1.1(a) subsequent to July 31, 2020 through the TSA Eligibility Time; and (v) interest accruing on the contributions identified in the foregoing clause (iv).

“Deferred Compensation Plans” means the following “employee benefit plan” as defined in Section 3(3) of ERISA of NCH and its Affiliates: the Supplemental Benefit Plan, the Management Financial Security Plan, the Administrative Management Security Plan, the Management Non-Qualified Deferral Plan and the Sales Non-Qualified Deferral Plan.

“Deferred Asset Consideration” has the meaning specified in Section 2.9(b).

“Disclosure Schedules” has the meaning specified in the introduction to Article III.

“Dispute Notice” has the meaning specified in Section 8.3(f).

“Dispute Period” has the meaning specified in Section 8.3(f).

“Distribution Employees” means Business Personnel classified as employees who work in the Partsmaster distribution centers in Greenville, Texas and Waco, Texas.

“Environmental Laws” means any and all applicable foreign, federal, state or local Laws (including common Law), relating to Hazardous Materials, pollution or the protection of health, safety and the environment, as in effect on the date hereof.

“EPLI” has the meaning specified in Section 5.1(a).

“Equipment Sublease Agreement” has the meaning specified in Section 2.10(a)(x).

“ERISA” has the meaning specified in Section 3.9(a).

“ERISA Affiliate” has the meaning specified in Section 3.9(c).

“Excluded Assets” has the meaning specified in Section 2.4.

“Excluded Business Personnel” means the Business Personnel listed on Schedule 1.1(d).

“Excluded Liabilities” has the meaning specified in Section 2.8.

“Excluded Marks” has the meaning specified in Section 2.4(t).

“Exculpated Parties” has the meaning specified in Section 8.5(b).

“Existing Business Activities” means any business conducted by NCH or its Affiliates (other than the business currently solely conducted through or on behalf of the Business), including the business carried on by Zenith Industries, or contemplated by any existing contractual arrangements applicable to NCH or any of its Affiliates (other than the business currently solely conducted through or on behalf of the Business), on the date of this Agreement, as each such business may be expanded in the ordinary course so long as the business as so expanded remains ancillary to the business of NCH or such Affiliate and is not conducted as a separate maintenance, repair and operations services business.

“Existing Litigation” has the meaning specified in Section 3.6.

“Extended Coverage Period” means in respect of any Retained Seller Insurance Policy (i) for which a pre-paid coverage expense is included in the Transferred Working Capital Assets and (ii) which has a coverage period which extends beyond the Leased Employee Period (as defined in the Transition Services Agreement), the coverage period under such Retained Seller Insurance Policy which was paid for by such pre-paid expense.

“Financial Services Business” means any activities undertaken principally in connection with or in furtherance of (i) Financing, (ii) Default Recovery Activities, (iii) Minority Equity Investments, or (iv) any non-controlling investment or ownership interest in a Person through an employee benefit or pension plan maintained by NCH.

“Financial Statements” has the meaning specified in Section 3.5(a).

“Financing” means the making, entering into, purchase of, or participation in (including syndication or servicing activities) (i) secured or unsecured loans, conditional sales agreements, real or personal property leasing, debt instruments or transactions of a similar nature or for similar purposes, (ii) non-voting preferred equity investments, and (iii) investments as a limited partner in a partnership or as a member of a limited liability company in which another Person who is not an Affiliate is a management member, in each case without “control” of the borrower or issuer.

“Fraud” means, with respect to the representations and warranties contained herein, common law fraud as defined under Delaware Law.

“Fundamental Representations” means the representations and warranties contained in Sections 3.1 (Organization of Sellers), 3.2 (Due Authorization), 3.12 (Brokers’ Fees), the first sentence of Section 3.14 (Title to Transferred Assets and Condition of Transferred Assets), 4.1 (Organization), 4.2 (Due Authorization) and 4.6 (Brokers’ Fee).

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect on the date hereof.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency, instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Greenville Distribution Center” means the Business’s distribution center in Greenville, Texas.

“Guarantee” means (a) any guarantee of the payment or performance of any Indebtedness or other obligation of any other Person, including bonds and letters of credit provided in respect of an obligation of another Person, (b) any other arrangement whereby credit is extended to one obligor on the basis of any Contract of another Person (i) to pay the Indebtedness of such obligor, (ii) to purchase any Indebtedness owed by such obligor, or (iii) to maintain the capital, working capital, solvency or general financial condition of such obligor (including any agreement of one Person to maintain the solvency, net worth or financial condition of another Person), and (c) any Liability as a venturer in a joint venture in respect of Indebtedness or other obligations of such partnership or venture.

“Guaranteed Obligations” has the meaning specified in Section 9.19(a).

“Hazardous Material” means any substance, material or waste that is listed, classified or regulated by a Governmental Authority as a “toxic substance”, “hazardous substance”, “solid waste” or “hazardous material” or words of similar meaning or effect or otherwise regulated for potentially harmful effects to human health or the environment by any Governmental Authority (including asbestos, oil and petroleum products of any type or nature, and any derivative thereof).

“Headquarters Space” means the 26,142.73 net square-foot space on the fourth floor of NCH’s North Tower headquarters, located at 2727 Chemsearch Blvd, Irving, TX 75062 which is currently used by the Business.

“IBNR Medical Costs” means health and welfare benefits to the extent relating to or arising out of medical costs incurred in respect of the Transferred Employees or Distribution Employees prior to the Closing but not reported until following the Closing, in an amount up to but not to exceed $108,000, but excluding any Liabilities related to NCH’s and its Affiliate’s health and welfare benefit plans other than such benefits to the extent provided herein.

“Inactive Canadian Business Employees” has the meaning specified in Section 7.4(b).

“Inactive US Business Employees” means United States-based Business Employees who are on a leave of absence other than routine sick leave or vacation as of the Closing Date.

“Indebtedness” means: (a) indebtedness for borrowed money, whether secured or unsecured or for the extension of credit (including principal and interest thereon); (b) any deferred obligations for the purchase of property or services (other than ordinary course trade payables); (c) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such Lien, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property (even though the rights and remedies of the lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations for the reimbursement of any obligor on any letter of credit or similar credit transaction securing obligations of a Person of a type described in clauses (a), (b), (c) and (d) above and clauses (f), (g) and (h) below, but only to the extent of the obligation secured; (f) all obligations to pay rent or other amounts under any lease of real or personal property, which obligations are or would be required to be classified and accounted for as capital leases in accordance with GAAP (other than real estate leases and any other leases that would be required to be capitalized only upon adoption of ASC 842), in an amount equal to the capitalized amount thereof determined in accordance with GAAP; (g) all accrued interest, if any, on, and all other amounts owed in respect of, any other item of indebtedness, and all prepayment premiums and penalties, and any other fees, breakage charges, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any other item of indebtedness; (h) the cash portion of the settlement of Contracts relating to any hedging, swap, derivative or other similar transaction; (i) obligations under any foreign exchange contracts; (j) all Guarantees of obligations of other Persons of the type referred to in clauses (a) through (i); and (k) any amounts owed to Affiliates or other related Persons of Sellers, including all Affiliate Arrangements and all other amounts owing between Sellers, on the one hand, and any current or former stockholder, equity holder, director, officer or employee of Sellers, on the other hand, including retention and success bonuses, severance and other compensation amounts that become due and payable in connection with the Transactions as of the Closing Date.

“Indemnification Claim” has the meaning specified in Section 8.3(a).

“Indemnified Party” has the meaning specified in Section 8.3(a).

“Indemnitor” means the party required to provide indemnification pursuant to Section 8.3.

“Insurance Claim” has the meaning specified in Section 5.1(b).

“Independent Accounting Firm” has the meaning specified in Section 2.11(c).

“Intellectual Property” means intellectual property, confidential information and proprietary information, in any and all media, including digital, of any kind and in any jurisdiction throughout the world, now known or hereafter devised, including patents, trademarks, domain names, copyrights, trade secrets and Software.

“Interim Financial Statements” has the meaning specified in Section 3.5(a).

“IP Assignment” has the meaning specified in Section 2.10(a)(iii).

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means any and all computers, Software (including firmware and middleware), servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation whether or not Related to Business.

“Knowledge of Sellers” means the knowledge of any of Christopher Sortwell, Russell Price, Christopher Wright or Kenny Smoak, after having made a reasonable effort to ascertain the fact in question pursuant to an inquiry directed to such persons’ direct reports.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, including all applicable rules and regulations thereunder (including the Foreign Corrupt Practices Act of 1977, the Arms Export Control Act (22 U.S.C. § 2778), the International Traffic in Arms Regulations (22 C.F.R. § 120 et. seq.), the Export Administration Regulations (15 C.F.R. § 730 et. seq.), the Office of Foreign Assets Control regulations and the equivalent laws in any jurisdiction in which the Business operates).

“Lease” has the meaning specified in Section 3.15(b).

“Leased Real Property” has the meaning specified in Section 3.15(a).

“Letter of Credit” has the meaning specified in Section 2.10(b)(x).

“Liabilities” means any and all debts, liabilities, deficiencies, assessments, Taxes, fines, penalties, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including those arising out of any Contract or warranty, tort, infringement or violation of Law) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Licensed Intellectual Property” has the meaning specified in Section 3.16(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, right of others, ownership interest of others, charge, claim, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, condition, restriction, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option (including any option or right of purchase), lien, right of first refusal, charge or other restriction or limitation of any nature whatsoever, including such as may arise under any Contract.

“Material Adverse Effect” means, (i) with respect to the Business, a material adverse effect on the ability of Sellers, in a timely manner, to enter into and perform their respective obligations under the Transaction Documents or consummate the Transactions or a material adverse effect on the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Business; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” with respect to the Business: (A) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof, (B) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets), (C) any change generally affecting any of the industries in which the Business operates or the economy as a whole, (D) the announcement or the execution of this Agreement, the pendency or consummation of the transactions contemplated hereby or the performance of this Agreement, (E) any action taken or not taken at the express written request of Buyer, (F) any acts of terrorism, civil-unrest, sabotage, war, the outbreak or escalation of hostilities, weather conditions, change in geopolitical conditions, pandemic (including the COVID-19 pandemic) or other force majeure events, (G) any failure of the Business to meet any projections or forecasts, provided that this clause (G) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), or (H) the identity of Buyer; provided, in the cases of clauses (A), (B), (C) and (F), that such changes, acts, events, developments, facts, circumstances or effects do not, individually or in the aggregate, have a disproportionate adverse impact on the Business relative to other companies or businesses in the same industries or geographies in which the Business operates; and (ii) with respect to Buyer, a material adverse effect on the ability of Buyer, in a timely manner, to enter into and perform its obligations under the Transaction Documents or consummate the Transactions.

“Material Contract” has the meaning specified in Section 3.8(a).

“Material Customer” has the meaning specified in Section 3.21(a).

“Material Supplier” has the meaning specified in Section 3.21(b).

“Minority Equity Investments” means any equity investment (including equity derivatives) in a Person in which NCH and its Affiliates (i) do not have the right to designate more than 10% of the members of the board of directors (or similar governing body) of such Person, (ii) hold less than 10% of the outstanding voting securities or similar equity interests, and (iii) do not manage or operate the business of such Person or make significant proprietary assets (including any NCH trademarks and any non-public information derived from the Business) available to such Person for use in such Person's business.

“NCH” has the meaning specified in the Preamble hereto.

“NCH Canada” has the meaning specified in the Preamble hereto.

“Net Working Capital” means, as of the date and time of determination, the positive or negative difference between (a) the sum of the current assets included in the Transferred Working Capital Assets as of such date and time less (b) the sum of the current liabilities included in the Assumed Working Capital Liabilities as of such date and time, in the case of each of clauses (a) and (b), calculated in accordance with the Accounting Policies and Target Net Working Capital Schedules. For the avoidance of doubt, Net Working Capital shall, in all cases, (i) exclude Cash, Tax assets and receivables, Indebtedness, Transaction Expenses, Transferred Operating Assets and Assumed Operating Liabilities, (ii) be determined with respect to NCH and NCH Canada on a combined basis, and (iii) be denominated in United States dollars.

“Nonassignable Asset” has the meaning specified in Section 2.5(a).

“Objection Notice” has the meaning specified in Section 2.11(b).

“Operating Asset Bill of Sale, Assignment and Assumption” has the meaning specified in Section 2.10(a)(ii).

“Operating Asset Sale” has the meaning specified in the recitals to this Agreement.

“Ordinary Course” means, with respect to an action taken by any Person, that such action is consistent with the ordinary course of business and past practices of such Person in the period from January 1, 2018 to the date of determination.

“Owned Intellectual Property” has the meaning specified in Section 3.16(a).

“Parent” has the meaning specified in the Preamble hereto.

“Partsmaster Supply Agreement” has the meaning specified in Section 2.10(a)(viii).

“Partswasher Supply Agreement” has the meaning specified in Section 2.10(a)(vii).

“Permit” means any license, import licenses, export license, franchise, consent, permit, certificate, certificate of occupancy, order, authorization, approval or registration, and applications therefor, of any Government Authority that are Related to the Business, including those required under any Environmental Laws.

“Permitted Liens” means (i) Liens explicitly disclosed on the Balance Sheet or notes thereto or securing liabilities explicitly reflected on the Balance Sheet or notes thereto; (ii) mechanics, materialmens, construction and similar Liens incurred in the Ordinary Course with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and disclosed to Buyer, which are not, individually or in the aggregate, material to the Business; (iii) Liens for Taxes not yet due and payable; (iv) zoning, building codes and other land use laws regulating the use or occupancy of the Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority; (v) easements, covenants, rights of way and similar restrictions with respect to the Leased Real Property that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of the Leased Real Property, and (C) do not, individually or in the aggregate, materially interfere with the present use or operation of the Leased Real Property or materially and adversely affect the value, development, or transferability of the Leased Real Property; (vi) with respect to the Leased Real Property, rights of third parties in respect of minerals or mineral rights (provided the rights of such third parties with respect to mineral rights does not and is not reasonably expected to have a material adverse effect on the ability to operate such Leased Real Property for its current use); (vii) purchase money Liens; (viii) with respect to any Intellectual Property licensed to the Sellers, the terms of the licenses thereto to the extent that the present use of such licensed Intellectual Property is in compliance therewith; and (ix) Liens which will be extinguished and released in full as of the Closing.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means any data element, or combination of data elements, that relates to a particular individual, such as full name (or first initial and last name), mailing address, telephone number, email address, social security number (SSN), usernames and passwords, payment card number, driver’s license number, passport number, bank account numbers and other financial account information, and individual health information; Personal Information also includes information relating to an individual’s personal characteristics, such as age/date of birth, gender, marital status, citizenship status, race or ethnic origin, political affiliation, religion, sexual orientation, and general geographic location (e.g., zip code), and information relating to an individual’s interests, preferences and behaviors, but only when the information about those demographic characteristics or behavioral characteristics is associated with a particular individual. Personal Information also includes information defined as such under any applicable Law.

“Post-Closing Payment Date” means May 27, 2021.

“Post-Closing Tax Period” means (i) any taxable period (or portion thereof) beginning after the Closing Date and (ii) with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on (and including) or before the Closing Date and (ii) with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Pre-Hiring Screening” means Buyer’s customary pre-hire screening (including background checks, compliance with wage, labor and immigration Laws and drug tests).

“Preliminary Net Working Capital” has the meaning specified in Section 2.11(a).

“Preliminary Net Working Capital Statement” has the meaning specified in Section 2.11(a).

“Products” has the meaning specified in Section 3.24(a).

“Proposed Allocation” has the meaning specified in Section 2.12(a).

“Purchase Price” means the Cash Purchase Price, plus or minus any other items that are required for U.S. federal income Tax purposes to be treated as consideration for the purchase of the Transferred Assets, as the same may be adjusted pursuant to this Agreement.

“Purchase Price Allocation” has the meaning specified in Section 2.12(a).

“Reimbursable Warranty Claims” has the meaning specified in Section 7.7.

“Related to the Business” means owned, used or held for use primarily in the conduct of the Business by either of the Sellers, which for the avoidance of doubt shall exclude any assets of Sellers which both (i) are not located at the Leased Real Property and which are utilized for (A) the provision of services under the Transition Services Agreement or (B) any corporate services and support; and (ii) are not expressly included as Transferred Operating Assets pursuant to Section 2.3.

“Relevant Period” has the meaning specified in Section 7.4(j).

“Remedies Exceptions” has the meaning specified in Section 3.2.

“Representative” means, with respect to any Person, any director, officer, employee, manager, member, partner, stockholder, agent, attorney, accountant, advisor, consultant or other representative of such Person.

“Restricted Buyer Employee” has the meaning specified in Section 5.2(c).

“Restricted Seller Employee” has the meaning specified in Section 6.2(a).

“Retained Defenses” has the meaning specified in Section 9.19(b).

“Retained Seller Insurance Policies” has the meaning specified in Section 5.1(a)(i).

“Retained Seller Employee-Related Insurance Policies” has the meaning specified in Section 5.1(a)(i)(C).

“Schedules” means the schedules attached to this Agreement, including the Disclosure Schedules.

“Seller” and “Sellers” have the respective meanings specified in the Preamble hereto.

“Seller Benefit Plan” has the meaning specified in Section 3.9(a).

“Seller DC Plan” has the meaning specified in Section 7.4(k).

“Seller Representative” has the meaning specified in Section 9.1(a).

“Seller Welfare Plans” has the meaning specified in Section 7.4(m).

“Seller Indemnified Parties” has the meaning specified in Section 8.2(b).

“Services” has the meaning set forth in Section 3.24(a).

“Set-Off Rights” has the meaning specified in Section 8.7.

“Software” means computer programs, including operating systems, applications, firmware, middleware or other software code, in any form or format.

“Specified Active US Business Employee” means the Active US Business Employee set forth on Schedule 1.1(b).

“Straddle Period” has the meaning specified in Section 7.2(a).

“Sublease Agreement” has the meaning specified in Section 2.10(a)(ix).

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity interests is owned or a majority of the general or limited partner interests are held or controlled, directly or indirectly, by such Person.

“Target Net Working Capital” means $12,966,410.

“Taxes” means all federal, state, provincial, local, foreign or other taxes, government fees or other like assessments or charges of any kind, and however denominated, including all income, gross receipts, license, unclaimed property, escheat, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty or addition in respect of the foregoing or any Tax Return, including any transferee, successor, contractual or secondary liability for any tax imposed by a Governmental Authority.

“Tax Return” means any return, declaration, report, statement, information statement or return or other document filed or required to be filed with respect to Taxes, including any amendment to or supplement of any of the foregoing.

“Third Party Action” has the meaning specified in Section 8.3(a).

“Trade Intercompany Accounts” means any intercompany accounts receivable or intercompany accounts payable, as applicable, with respect to Trade Intercompany Arrangements.

“Trade Intercompany Arrangements” means intercompany transactions which (a) are between (a) any Affiliate of Sellers on the one hand, on the one hand, and (b) any Seller on the other hand with respect to the Business.

“Transaction Documents” means this Agreement and each Ancillary Agreement.

“Transaction Expenses” means all third-party out-of-pocket fees, costs and expenses incurred by or on behalf of the Sellers or the Business (including out-of-pocket fees, costs and expenses payable to counsel, accountants, consultants or other third-party advisors or professionals), whether or not accrued, arising out of or in connection with the preparation, negotiation or execution of this Agreement or any Ancillary Document and the consummation of the Transactions, including any Brokers Fees.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transferred Assets” means the Transferred Working Capital Assets and the Transferred Operating Assets collectively.

“Transferred Books and Records” has the meaning specified in Section 2.3(i).

“Transferred Contracts” has the meaning specified in Section 2.3(d).

“Transferred Employees” means (i) all Transferred US Business Employees and (ii) any Canada-based Business Personnel who accept Buyer’s or such Affiliate’s offer of employment pursuant to Section 7.4(b) and who are thereafter employed by Buyer or its Affiliates.

“Transferred Operating Assets” has the meaning specified in Section 2.3.

“Transferred US Business Employees” means (a) all Active US Business Employees; (b) any Inactive US Business Employee who reports to work within five days after the end of any approved leave of absence or such other period permitted by applicable Law, excluding only (i) the employee listed on Schedule 1.1(c) and (ii) any Inactive US Business Employee whom is not required to be re-employed following such leave of absence under applicable Law; and (c) any Distribution Employee Buyer indicates it would like to hire pursuant to Section 7.4(e).

“Transferred Working Capital Assets” has the meaning specified in Section 2.2.

“Transfer Taxes” has the meaning specified in Section 7.2(b).

“Transition Services Agreement” has the meaning specified in Section 2.10(a)(iv).

“Treasury Regulations” means the rules and regulations promulgated by the US Treasury Department under the Code.

“TSA Eligibility Time” means, with respect to (a) Active US Business Employees, Active Canadian Business Employees and Distribution Employees, the Closing, (b) with respect to any Inactive US Business Employee who reports to work within five days after the end of any approved leave of absence or such other period permitted by applicable Law, excluding only (i) the employee listed on Schedule 1.1(c) and (ii) any Inactive US Business Employee whom is not required to be re-employed following such leave of absence under applicable Law; provided, that with respect to any Inactive US Business Employee who does not meet the requirements of the foregoing clause (b) there shall be no TSA Eligibility Time, and (c) with respect to any Inactive Canadian Business Employee who reports to work within five days after the end of any approved leave of absence or such other period permitted by applicable Law, excluding only any Inactive Canadian Business Employee whom is not required to be re-employed following such leave of absence under applicable Law; provided, that with respect to any Inactive Canadian Business Employee who does not meet the requirements of the foregoing clause (b) there shall be no TSA Eligibility Time. Notwithstanding anything herein to the contrary, there shall be no TSA Eligibility Time for the Excluded Business Personnel.

“Waco Distribution Center” means the Business’s distribution center in Waco, Texas.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended, and any similar state or local Law and the regulations promulgated thereunder.

“Working Capital Adjustment Amount” means (a) the amount, if any, by which the Target Net Working Capital exceeds Closing Net Working Capital, in which case, such Working Capital Adjustment Amount shall be payable by Sellers to Buyer, or (b) the amount, if any, by which Closing Net Working Capital exceeds the Target Net Working Capital, in which case, such Working Capital Adjustment Amount shall be payable by Buyer to Sellers.

“Working Capital Bill of Sale, Assignment and Assumption” has the meaning specified in Section 2.10(a)(i).

“Working Capital Sale” has the meaning specified in the recitals to this Agreement.

“Zenith Industries” means Zenith Industries, LLC, a subsidiary of NCH, engaged in the business of supplying innovative do-it-yourself restoration and remodeling tools to home improvement retailers.

1.2           Construction.

(a)           Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” or “Annex” refer to the specified Article or Section of, or Schedule or Annex to, this Agreement, (v) the words “including,” “includes” or similar or derivative words shall be deemed to be followed by “without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and (vii) the terms “in writing,” “written” and derivative or similar words shall be deemed to include e-mail communications.

(b)           Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments thereto after the date hereof.

(c)           Unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder.

(d)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(e)           The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(f)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)           All amounts payable pursuant to this Agreement shall be paid in U.S. dollars, and all references to “$” or “dollars” shall mean the lawful currency of the United States of America.

(h)           All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.

(i)           The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Article II
PURCHASE AND SALE OF ASSETS; LIABILITIES ASSUMED

2.1           Closing. Subject to the terms and conditions of this Agreement, the consummation of each of (a) the purchase and sale of the Transferred Working Capital Assets and the assumption of the Assumed Working Capital Liabilities, and (b) the purchase and sale of the Transferred Operating Assets and the assumption of the Assumed Operating Liabilities (collectively, the “Closing”), shall be consummated remotely via email and the execution and delivery of this Agreement by each of the parties. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” The Closing shall be effective at the midnight which occurs between August 31 and September 1, 2020.

2.2           Purchase and Sale of the Transferred Working Capital Assets. Subject to the terms and conditions of this Agreement, at the Closing, Sellers, as applicable, shall sell, convey, assign, transfer and deliver free and clear of all Liens (other than Permitted Liens) the Transferred Working Capital Assets to Buyer, and Buyer shall purchase, acquire and accept from Sellers all of Sellers’ right, title and interest in and to the Transferred Working Capital Assets. As used herein, “Transferred Working Capital Assets” means all of Sellers’ right, title and interest in, to and under the following assets, as they exist at the Closing and to the extent that such assets are Related to the Business and do not otherwise constitute Excluded Assets:

(a)           unbilled revenue;

(b)           all Accounts Receivable;

(c)           all raw materials, work-in-process, finished goods and packaging materials, spare and replacement parts, products, supplies and other inventories (whether, as applicable, in the Sellers’ possession, held by third parties on consignment or as bailee or in transit at the Closing); and

(d)           all prepayments and prepaid expenses, credits and cash deposits with third parties, and rights of Sellers to receive discounts, refunds, reimbursements, rebates, awards and the like.

2.3           Purchase and Sale of the Transferred Operating Assets. Subject to the terms and conditions of this Agreement, at the Closing, Sellers, as applicable, shall sell, convey, assign, transfer and deliver free and clear of all Liens (other than Permitted Liens) the Transferred Operating Assets to Buyer, and Buyer shall purchase, acquire and accept from Sellers all of Sellers’ right, title and interest in and to the Transferred Operating Assets. As used herein, “Transferred Operating Assets” means all of Sellers’ right, title and interest in, to and under the following tangible personal property and intangible assets, properties, rights, Contracts and claims, as they exist at the Closing (it being acknowledged and agreed that: (i) in the case of each subclause below which states that assets constitute “Transferred Operating Assets” only to the extent scheduled, only the assets so scheduled shall constitute “Transferred Assets, and (ii) in the case of each subclause below which describes assets by category, all such assets shall constitute “Transferred Operating Assets” to the extent, and only to the extent that, that such assets are Related to the Business and do not otherwise constitute Excluded Assets):

(a)           those assets located at the Greenville Distribution Center (i) which are identified on Schedule 2.3(a) or (ii) which constitute assets which are necessary for operating the Business specifically (taking into account its unique characteristics), as distinct from those assets which are necessary for operating a generic distribution center;

(b)           all tangible personal property, excluding fixtures attached to and constituting a part of the real estate (with warehouse racking treated as a real estate fixture), but including trade fixtures (where damage caused by removal of the same is minimal) and including all tangible personal property and interests therein, including all furniture, fixtures, furnishings, equipment, leasehold improvements, and other tangible personal property, including all artwork, desks, chairs, tables, hardware, copiers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies located at the Waco Distribution Center;

(c)           all rights existing under the Leases, including all deposits that may be held by landlords in connection therewith (except for the lease and related deposit for the Greenville Distribution Center, which shall be addressed pursuant to the Sublease Agreement);

(d)           subject to Section 2.5(d), all (A) Contracts Related to the Business (a good-faith list of which is set forth on Schedule 2.3(d)), (B) all Manufacturer’s Representative Agreements with independent contractors who engage in sales activities with respect to the Business and (C) all purchase orders and sales orders of the Business open as of the Closing (the “Transferred Contracts”);

(e)           all transferable Permits which are held by NCH including, without limitation, those set forth on or required to be set forth on Schedule 3.13 and Schedule 3.17(b);

(f)            (A) the computers and mobile devices owned by either Seller and used or held for use primarily by the Transferred Employees and all seat licenses for Software installed on such computers and mobile devices and (B) the IT Assets and Software set forth on Schedule 2.3(f);

(g)           all intangible assets (including all Intellectual Property and the right to sue and collect for past, present and future infringement or other unauthorized use of such Intellectual Property);

(h)           any revenue of Zenith from selling the Partsmaster products identified on Schedule 2.3(h);

(i)            the Books and Records; provided, however, that to the extent (A) any Books and Records also relate to or arise from or are used in connection with the Excluded Assets or Excluded Liabilities, or are commingled with the information contained in the Excluded Assets or Excluded Liabilities or (B) the transfer of ownership thereof to Buyer would be prohibited by Law, the original information in such documents shall not be a Transferred Operating Asset (provided that Buyer shall have the right to use such information to the extent permitted by applicable Law) and shall be retained by Sellers, with accurate and complete copies thereof to be provided to Buyer at Closing, except that Sellers may redact any information not Related to the Business (the Books and Records, after giving effect to such proviso, the “Transferred Books and Records”);

(j)            all customer lists and supplier lists;

(k)           all advertising, marketing, promotional and trade show materials, and all other printed or written materials and copyrights related thereto;

(l)            interest in and to Internet domain names, websites and all listings in all telephone books and other directories;

(m)          all telephone numbers and facsimile numbers set forth on Schedule 2.3(m); and all other telephone numbers and facsimile numbers to the extent reasonably transferrable;

(n)           except as prohibited by applicable Law, all personnel and other records related to the Transferred Employees (it being acknowledged and agreed that some of such records may not transfer with respect to any particular Transferred Employee until such Transferred Employee’s Applicable Transfer Time);

(o)           all claims, rights of recovery and causes of action to the extent arising from any Transferred Asset or Assumed Liability, and all files, documents, instruments, papers, books and records, related to the foregoing;

(p)           all of Sellers’ rights under warranties (including unliquidated rights under manufacturers’ and vendors’ warranties), indemnities and all similar rights against third parties to the extent related to any Transferred Assets;

(q)           except to the extent otherwise set forth in the Agreement, all warranty and condemnation net proceeds received after the Closing Date arising from or relating to the Business, any Transferred Operating Assets or any Assumed Operating Liabilities;

(r)            attorney-client privilege and attorney work product primarily related to Assumed Liabilities, other than attorney-client privilege and attorney work product relating directly to the negotiation and consummation of the Transactions;

(s)           the goodwill, and going concern value, of the Business;

(t)            all of Sellers’ or any of their respective Affiliates’ (i) Contracts with Transferred Employees or Business Sales Representatives containing non-competition, non-solicitation or exclusive dealing provisions binding on such Transferred Employees or Business Sales Representatives (it being acknowledged and agreed that such Contracts with Transferred Employees shall not transfer with respect to any particular Transferred Employee until such Transferred Employee’s Applicable Transfer Time); and (ii) to the extent not duplicative with clause (i) above, right, title and interest in, to and under all of the confidentiality, nondisclosure or invention assignment agreements Related to the Business with any third party, including any current or former employee or independent contractor of Sellers or their respective Affiliates; and

(u)           all of the other assets, properties and rights listed on Schedule 2.3(u).

Subject to and without limitation of Section 5.3, nothing herein shall prevent Sellers from keeping an archival copy of any document or record included within the Transferred Assets.

2.4           Excluded Assets. Notwithstanding anything in this Agreement to the contrary, Buyer is not purchasing pursuant to this Agreement or any of the Transactions, and neither the Working Capital Sale nor the Operating Asset Sale includes, any right, title or interest in any Excluded Asset, and from and after the Closing, Sellers shall retain all of their existing right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer hereunder, the Excluded Assets. For the avoidance of doubt, neither the Transferred Working Capital Assets nor the Transferred Operating Assets shall include any Excluded Assets. As used herein, “Excluded Assets” means Seller’s right, title and interest in, to and under all of the following assets (even if Related to the Business), in each case, as of the Closing:

(a)           all Cash held by or on behalf of Sellers, excluding any restricted cash that will be held for the benefit of Buyer following the Closing (e.g. security deposits or pre-payments), which shall constitute Transferred Working Capital Assets;

(b)           all bank accounts;

(c)           except to the extent expressly constituting Transferred Assets, all right, title and interest in, to and under all assets that are not Related to the Business, whether tangible or intangible, real, personal or mixed, as they exist at the Closing;

(d)           except to the extent expressly constituting Transferred Operating Assets or Transferred Working Capital Assets, all tangible personal property and interests therein, including all furniture, fixtures, furnishings, equipment, leasehold improvements, and other tangible personal property, including all artwork, desks, chairs, tables, hardware, copiers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies;

(e)            right, title and interest in, to and under the equity interests of Zenith Industries or the assets of Zenith Industries;

(f)            all rights existing under NCH’s pre-Closing lease for the Greenville Distribution Center, including all deposits that may be held by landlords in connection therewith;

(g)           all Tax assets arising out of, relating to or in respect of the Transferred Assets or the Business with respect to any Pre-Closing Tax Period;

(h)           personnel files of employees who are not Transferred Employees;

(i)            all books, records, files and papers, whether in hard copy or electronic format, prepared in connection with this Agreement or the Transactions, and all minute books and corporate records of Sellers (including any stock transfer books, stock certificates, corporate seals and other corporate records);

(j)            all rights of Sellers arising under the Transaction Documents or the Transactions;

(k)           all insurance policies and benefits (and related prepaid expenses) of Sellers (subject to Buyer’s rights under Section 5.1);

(l)            all Seller Benefit Plans, and all rights, assets, properties, and Contracts with respect to the Seller Benefit Plans;

(m)          all Affiliate Arrangements;

(n)           any Aged Accounts Receivable, and any Trade Intercompany Accounts;

(o)           all IT Assets (other than as set forth in Section 2.3(f));

(p)           all Software other than (i) seat licenses for Software installed on the IT Assets described in Section 2.3(f) and (ii) the Software set forth in Schedule2.3(f);

(q)           all Tax assets, as well as any rights to Tax refunds or credits in respect of Tax overpayments, other than such rights to Tax refunds or credits to the extent specifically included in the calculation of Final Working Capital;

(r)            all telephone numbers and facsimile numbers that are neither set forth on Schedule 2.3(m) nor reasonably transferrable;

(s)           any asset, Contract or Intellectual Property relating primarily to Zenith Industries, other than as set forth in Section 2.3(h);

(t)            any trademarks and trade dress to the extent arising out of the conduct of any business (including business similar to the Business) outside of the United States and Canada (including any Intellectual Property and registrations therefore in jurisdictions other than the United States and Canada) (the “Excluded Marks”);

(u)           all rights, claims, credits, causes of action, counterclaims, or rights of set-off against third parties relating to any Existing Litigation; and

(v)           all of the assets, properties and rights set forth on Schedule 2.4(v).

2.5           Nonassignable Assets; Transferred Contracts.

(a)           To the extent that the assignment of any Contract or other agreement included in the Transferred Operating Assets or Assumed Operating Liabilities would constitute a breach of any provision thereof (each, a “Nonassignable Asset”), this Agreement shall not be deemed to constitute an assignment or an attempted assignment of the same unless and until any consent, approval, or other requirement necessary to eliminate such breach is obtained. If and to the extent the parties hereto consummate the Closing without all such consents, approvals and requirements having been obtained and delivered, until such time as such consent, approval or other requirement referred to in the foregoing sentence is obtained, Sellers shall, and shall cause their respective Affiliates to, use their commercially reasonable efforts to obtain such consents, approvals and novations as soon as practicable after the Closing; provided, that neither Buyer, Sellers or any of their respective Affiliates shall be required to satisfy any portion of a fee or payment, or incur any expense, necessary to obtain such consent or approval, other than de minimis administrative fees and expenses.

(b)           If any necessary consent, approval or novation is not obtained prior to the Closing, Buyer and Sellers shall cooperate with each other in any reasonable lawful arrangement designed to provide Buyer with all of the benefits under such Contract or other agreement as if such consent, approval or novation had been obtained, including subleases or subcontracts from Sellers and undertakings by Sellers of the work necessary to complete Contracts or agreements as the agent of Buyer with the understanding Buyer shall perform the obligations of such Contracts or agreements and that Sellers shall, or shall cause their respective Affiliates to, provide Buyer all of the benefits of such Contracts and agreements and shall invoice the customer for services rendered and promptly remit applicable receipts to Buyer. As of and from the Closing Date, each Seller authorizes Buyer (or its designated Affiliates), to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Sellers under the Nonassignable Assets. Nothing herein shall excuse Buyer or Sellers from responsibility for any of its representations and warranties or covenants hereunder.

(c)           With respect to any such Nonassignable Assets as to which the necessary approval or consent for the assignment or transfer to Buyer (or its designated Affiliates) is obtained following the Closing, the applicable Seller shall transfer such Nonassignable Asset to Buyer (or its designated Affiliates) by execution and delivery of an instrument of conveyance reasonably satisfactory to Buyer and Sellers within three Business Days following receipt of such approval or consent.

(d)           In the event that, following the Closing, the parties become aware of a Contract Related to the Business that is a Transferred Contract pursuant to the terms Section 2.3(d) and also should have been set forth on Schedule 3.8(a) (but was omitted from such Schedule), either party may provide written notice of the existence of the same to the other party and:

(i)             if such Contract should have been listed on any of Schedules 3.8(a)(i), 3.8(a)(v), 3.8(a)(vi) (pursuant to clause (B) of Section 3.8(a)(vi)), 3.8(a)(ix), 3.8(a)(x), 3.8(a)(xii), 3.8(a)(xiii) or 3.8(a)(xiv) but was omitted therefrom, Buyer shall have the option, in its sole discretion, to accept or reject such Contract as a Transferred Asset by written notice to the Seller Representative within 20 Business Days of becoming aware of the existence of such Contract (either through (A) Buyer’s discovery of such Contract (of which it shall provide prompt notice to Seller Representative) or (B) following delivery of written notice of the same by Seller Representative); provided that if Buyer fails to timely notify Seller Representative of its election pursuant to the foregoing, such Contract shall constitute a Transferred Contract and, provided, further, that if Buyer rejects any Contract which should have been listed on Schedule 3.8(a)(xiii) and Sellers are able to secure the consent of the counterparty thereto to the elimination of the provision of such Contract which would have required it to be listed on Schedule 3.8(a)(xiii), then such Contract shall be subject to Section 2.5(d)(iii);

(ii)            if such Contract should have been listed on Schedule 3.8(a)(vi) (pursuant to clause (A) of Section 3.8(a)(vi)) but was omitted therefrom, Buyer shall have the option, in its reasonable discretion, to reject such Contract as a Transferred Asset by written notice to the Seller Representative within 20 Business Days of becoming aware of the existence of such Contract (either through (A) Buyer’s discovery of such Contract (of which it shall provide prompt notice to Seller Representative) or (B) following delivery of written notice of the same by Seller Representative) if either (A) Buyer’s awareness of such Contract as of the date hereof would reasonably be assumed to have materially affected Buyer’s decision to consummate the Transactions on the terms set forth herein, or (B) the representations and warranties in Section 3.8(b) in respect of such Contract are untrue in any material respect which cannot be remedied by Sellers’ indemnity of Buyer in respect thereof pursuant to Article VIII; provided that if Buyer fails to timely notify Seller Representative of such rejection, such Contract shall constitute a Transferred Contract; or

(iii)           if such Contract should not have been listed on any of the Schedules listed in the foregoing clause (i), such Contract shall be a Transferred Contract; provided that Buyer shall have the option, in its reasonable discretion, to reject such Contract as a Transferred Asset by written notice to the Seller Representative within 20 Business Days of becoming aware of the existence of such Contract (either through (A) Buyer’s discovery of such Contract (of which it shall provide prompt notice to Seller Representative) or (B) following delivery of written notice of the same by Seller Representative) if the representations and warranties in Section 3.8(b) in respect of such Contract are untrue in any material respect which cannot be remedied by Sellers’ indemnity of Buyer in respect thereof pursuant to Article VIII; provided further that if Buyer fails to timely notify Seller Representative of its election pursuant to the foregoing, such Contract shall constitute a Transferred Contract.

2.6           Assumption of Assumed Working Capital Liabilities. On the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume and discharge or perform when due, all of the Assumed Working Capital Liabilities. As used herein, “Assumed Working Capital Liabilities” means all Liabilities for trade accounts payable and accrued operating expenses Related to the Business. For the avoidance of doubt, to the extent the existence of any of the Liabilities set forth above constitutes any actual or alleged breach of any representation, warranty or covenant contained in the Transaction Documents or any other agreement or document delivered in connection therewith, Buyer’s obligations under this Section 2.6 shall continue in full force and effect; provided, however, that nothing herein shall limit any right of the Buyer Indemnified Parties to any right to indemnification therefore set forth in this Agreement or any other Transaction Document.

2.7           Assumption of Assumed Operating Liabilities. On the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume and discharge or perform when due, all of the Assumed Operating Liabilities. As used herein, “Assumed Operating Liabilities” means the following Liabilities (except to the extent expressly constituting an Excluded Liability):

(a)           the IBNR Medical Costs;

(b)           all Liabilities of any of the Sellers arising under the Transferred Contracts to the extent such obligations are not required to be performed on or prior to the Closing and accrue and relate to the operations of the Business subsequent to the Closing;

(c)           all Liabilities or obligations arising out of any Action related to or arising out of the Business or the Transferred Assets, in each case, to the extent arising out of acts, omissions or circumstances occurring after the Closing; and

(d)           except to the extent expressly constituting an Excluded Liability, all Liabilities to the extent relating to or arising out of the Transferred Assets or the Business arising out of or in connection with acts, omissions or circumstances occurring at any time after the Closing.

For the avoidance of doubt, to the extent the existence of any of the Liabilities set forth above constitutes any actual or alleged breach of any representation, warranty or covenant contained in the Transaction Documents or any other agreement or document delivered in connection therewith, Buyer’s obligations under this Section 2.7 shall continue in full force and effect; provided, however, that nothing herein shall limit any right of the Buyer Indemnified Parties to any right to indemnification therefore set forth in this Agreement or any other Transaction Document.

2.8          Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, Buyer is not assuming pursuant to this Agreement or any of the transactions contemplated hereby any of the Excluded Liabilities, and Sellers shall retain and be responsible for all Excluded Liabilities. For the avoidance of doubt, neither the Assumed Working Capital Liabilities nor the Assumed Operating Liabilities shall include any Excluded Liabilities. “Excluded Liabilities” means all Liabilities of the Sellers or any of their respective Affiliates other than the Assumed Liabilities, including the following Liabilities of Sellers or any of their respective Affiliates:

(a)           any and all Liabilities to the extent relating to or arising out of the Excluded Assets; and

(b)           all Liabilities arising under the Transferred Contracts, to the extent that such Liabilities relate to any failure to perform, improper performance, warranty or other breach, default or violation by either Seller or any Affiliate thereof on or prior to the Closing or any penalty related to any such failure, breach, default or violation;

(c)           all Transaction Expenses;

(d)           any trade payables, accounts payable and any accrued expenses accrued or arising prior to Closing to the extent not included in Closing Net Working Capital;

(e)           all Liabilities arising out of or relating to: (A) the Seller Benefit Plans; (B) the employment by Sellers and their Affiliates of any Business Personnel or other employee of Sellers or any of their respective Affiliates who does not become a Transferred Employee (including any Liability or obligation with respect to wages, remuneration, compensation, benefits, severance, vacation, sick pay or other paid-time-off, COBRA, the WARN Act or other accrued obligations) and (C) the employment by Sellers and their Affiliates of any Business Personnel who becomes a Transferred Employee (including any Liability or obligation with respect to wages, remuneration, compensation, benefits, severance, vacation, sick pay or other paid-time-off, COBRA, the WARN Act or other accrued obligations) during all periods prior to such Transferred Employee’s Applicable Transfer Time (it being acknowledged and agreed that the each of foregoing, to the extent accruing following a Transferred Employee’s TSA Eligibility Time and prior to such Transferred Employee’s Applicable Transfer Time, shall be reimbursable to Sellers pursuant to the Transition Services Agreement); in all cases except (x) to the extent included in Closing Net Working Capital, and (y) for the IBNR Medical Costs and the Deferred Compensation Payments to the extent provided herein;

(f)            any Indebtedness;

(g)           subject to Section 7.2, all Taxes of (A) Sellers and their respective Affiliates attributable to any Tax period, and (B) all Taxes arising out of, relating to or in respect of the Assumed Liabilities, the Transferred Assets or the Business with respect to any Pre-Closing Tax Period;

(h)           all Affiliate Arrangements;

(i)            all Liabilities arising out of or relating to Sellers’ operation of the Business prior to the Closing, other than Liabilities expressly constituting Assumed Liabilities;

(j)            all Liabilities arising out of or relating to any Action pending or threatened in writing as of the Closing;

(k)           all obligations arising out of any pre-Closing breach of any Transferred Contract;

(l)            any product Liability (including any recall) or similar claim which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Sellers, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any Products at any time designed, manufactured or sold or any Services performed by Sellers, in each case at or prior to the Closing;

(m)          any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Sellers (including with respect to any breach of fiduciary obligations by same), in their capacities as such;

(n)           all Liabilities (including the costs of any remedial action) that in each case arise out of or relate to any Environmental Laws or a Hazardous Material, including for personal injury, death, or property damage caused by an actual or alleged release of, or exposure to, a Hazardous Material, arising out of or related to an action, event or occurrence with respect to the Business or the Transferred Operating Assets prior to the Closing;

(o)           any Liabilities arising out of, in respect of or in connection with the failure by Sellers or any of their respective Affiliates to comply with any Law or Governmental Order;

(p)           all Liabilities relating to any Existing Litigation; and

(q)           all Liabilities set forth on Schedule 2.8(q).

2.9          Working Capital Sale and Operating Asset Sale Consideration. On the terms and subject to the conditions set forth in this Agreement, and in consideration of the sale, assignment, transfer, conveyance and delivery by Sellers of the Transferred Working Capital Assets and the Transferred Operating Assets to Buyer (i) at the Closing, Buyer shall assume the Assumed Working Capital Liabilities and the Assumed Operating Liabilities and (ii) Buyer shall pay to Sellers the following amounts in cash by wire transfer of immediately available funds, in each case, to the account designated to Buyer by Seller Representative in writing at least two Business Days prior to the date each such payment is to occur:

(a)           As initial consideration for the Transferred Working Capital Assets and the Transferred Operating Assets, $2,300,000 (the “Closing Asset Consideration”), which amount shall be payable as soon as practicable on September 1, 2020.

(b)           As additional consideration for the Transferred Working Capital Assets and the Transferred Operating Assets, $33,000,000 (the “Deferred Asset Consideration”), which amount shall be payable on the Post-Closing Payment Date.

2.10        Closing Deliveries.

(a)           Seller Closing Deliveries. At the Closing, Sellers shall deliver (or cause to be delivered) to Buyer all of the following:

(i)            a bill of sale, assignment and assumption in the form attached hereto as Exhibit A, duly executed by each Seller (each, a “Working Capital Bill of Sale, Assignment and Assumption”);

(ii)           a bill of sale, assignment and assumption in the form attached hereto as Exhibit B, duly executed by each Seller (each, an “Operating Asset Bill of Sale, Assignment and Assumption”);

(iii)          an intellectual property assignment agreement in the form attached hereto as Exhibit C, duly executed by NCH (the “IP Assignment”);

(iv)          a transition services agreement in the form attached hereto as Exhibit D, duly executed by NCH (the “Transition Services Agreement”);

(v)           evidence reasonably satisfactory to Buyer of the release and discharge of all Liens (other than Permitted Liens) on the Transferred Assets;

(vi)          a certificate of non-foreign status of NCH in form and substance satisfactory to Buyer and consistent with the provisions of Treasury Regulation Section 1.1445-2(b)(2)(iv), duly executed by NCH;

(vii)         a supply agreement for Partswashers in the form attached hereto as Exhibit E, duly executed by NCH (the “Partswasher Supply Agreement”);

(viii)        a supply agreement for Partsmaster products in the form attached hereto as Exhibit F, duly executed by NCH (the “Partsmaster Supply Agreement”);

(ix)           a sublease agreement by and between NCH as sublandlord, Hornet Holdings II Greenville Texas LLC, a Delaware limited liability company as landlord, and Buyer, as subtenant, in substantially the form attached hereto as Exhibit G, for the Greenville Distribution Center duly executed by NCH and landlord (the “Sublease Agreement”);

(x)            an equipment sublease agreement by and between NCH as sublessor, Hornet Holdings II Greenville Texas LLC, a Delaware limited liability company as lessor, and Buyer, as sublessee, in substantially the form attached hereto as Exhibit H, for the Greenville Distribution Center duly executed by NCH and lessor (the “Equipment Sublease Agreement”);

(xi)           a certificate signed by an officer of each Seller, dated as of the Closing Date, certifying that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of such Seller (or a duly executed written consent) authorizing the execution, delivery and performance of the documents, including this Agreement and each of the Ancillary Agreements, executed in connection with the transactions contemplated hereby; and

(xii)         the consents, approvals and estoppels set forth on Schedule 2.10(a)(xii), none of which shall be subject to the satisfaction of any condition that has not been satisfied or waived, and all of which shall be in full force and effect and shall be evidenced by documentation in form and substance reasonably satisfactory to Buyer.

(b)          Buyer Closing Deliveries. At the Closing, Buyer shall deliver (or cause to be delivered) to Sellers or the applicable Person all of the following:

(i)            an amount equal to the Closing Asset Consideration by wire transfer of immediately available funds;

(ii)           the Working Capital Bill of Sale, Assignment and Assumption, duly executed by Buyer;

(iii)          the Operating Asset Bill of Sale, Assignment and Assumption, duly executed by Buyer;

(iv)          the IP Assignment, duly executed by Buyer;

(v)           the Transition Services Agreement, duly executed by Buyer;

(vi)          the Partswasher Supply Agreement, duly executed by Buyer;

(vii)         the Partsmaster Supply Agreement, duly executed by Buyer;

(viii)        the Sublease Agreement, duly executed by Buyer;

(ix)          the Equipment Sublease Agreement, duly executed by Buyer;

(x)           an Irrevocable Standby Letter of Credit in the form attached hereto as Exhibit I (the “Letter of Credit”), duly executed by the issuing bank identified therein, securing Buyer’s obligation to pay the Deferred Asset Consideration;

(xi)          a Sales and Use Tax Resale Certificate pursuant to Texas Tax Code §151.151 and Texas Comptroller’s Tax Rule 34 Tax Admin. Code §3.285, duly executed by Buyer or an Affiliate of Buyer with respect to inventory included in the Transferred Working Capital Assets; and

(xii)         a certificate signed by an officer of Buyer, dated as of the Closing Date, certifying that attached thereto a true and complete copy of resolutions duly adopted by the boards of directors of each of Parent and Buyer (or duly executed written consents) authorizing the execution, delivery and performance of the documents, including this Agreement and each of the Ancillary Agreements, executed in connection with the transactions contemplated hereby.

2.11        Working Capital Adjustment.

(a)           Within 90 days following the Closing Date, Buyer shall prepare and deliver to Seller Representative (i) an unaudited balance sheet of the Business as of the close of business on the Closing Date (the “Closing Balance Sheet”), prepared in accordance with Annex 1 hereto; (ii) an unaudited statement derived from the Closing Balance Sheet (the “Preliminary Net Working Capital Statement”) that sets forth a calculation of the Closing Net Working Capital (the “Preliminary Net Working Capital”); and (iii) a report (the “Closing Report”) which sets forth a calculation of the Working Capital Adjustment Amount, based upon the Preliminary Net Working Capital Statement, and the party responsible for making any such payment in accordance with the definition of “Working Capital Adjustment Amount.” The Closing Balance Sheet, the Preliminary Net Working Capital Statement, and the calculations of Preliminary Net Working Capital, Closing Net Working Capital and any Working Capital Adjustment Amount shall, in each case, be determined as of the Closing without giving effect to any actions by Buyer with respect to the Transferred Working Capital Assets and Assumed Working Capital Liabilities at or following the Closing on the Closing Date.

(b)           Buyer shall: (i)  provide the Seller Representative and its Representatives with full access to the books, records (including work papers, schedules, memoranda and other documents) and supporting data of the Business for purposes of the review by the Seller Representative and its Representatives of the Preliminary Net Working Capital Statement, and (ii) cooperate in all reasonable respects with the Seller Representative and its Representatives in connection with such review, including providing on a timely basis all other information necessary or useful in connection with the review of the Preliminary Net Working Capital Statement that the Seller Representative or any of its Representatives may reasonably request. Unless Seller Representative notifies Buyer in writing that Seller Representative disagrees with any aspect of the Closing Report or the calculations set forth therein, including Seller Representative’s objections and proposed revisions to said Closing Report and calculations (the “Objection Notice”), within 45 days after Seller Representative’s receipt thereof, the Closing Report and the calculations set forth therein shall be conclusive and binding on Sellers and Buyer. If Seller Representative delivers an Objection Notice to Buyer within such 45 day period (A) such Objection Notice may include items with respect to which Seller Representative has reserved rights pending receipt of information for which Seller has made a request within such 45 day period or which are contingent on resolution of any other disputed items described therein, and (B) Seller Representative and Buyer shall attempt to resolve their differences with respect thereto within 30 days after Buyer’s receipt of the Objection Notice. If Buyer and Seller Representative resolve their differences with respect to the Closing Report and the calculations set forth therein within such 30 day period, then the Closing Report and the calculations set forth therein, with such modifications necessary to reflect such agreement of Seller Representative and Buyer, shall be conclusive and binding on Sellers and Buyer.

(c)           Any disputes not resolved by Seller Representative and Buyer within such 30 day period regarding the Closing Report and the calculations set forth therein will be submitted by Seller Representative and Buyer for definitive resolution to Grant Thornton LLP, or if such firm declines to be retained to resolve the dispute, another nationally recognized, mutually-agreeable independent accounting firm (Grant Thornton LLP or such other firm, the “Independent Accounting Firm”), who will be jointly retained by Seller Representative and Buyer; provided, however, that if the disputed items relate to the interpretation of the parties’ legal rights or obligations under this Agreement or the Transaction Documents rather than financial or accounting matters, such disputed item shall instead be resolved in the manner set forth in Sections 9.7 and 9.15 (with any dispute as to whether a disputed item is legal or financial- or accounting-related in nature to be resolved by the Independent Accounting Firm). The Independent Accounting Firm shall make a determination only on the disputes so submitted as well as the resulting modifications, if any, to the Closing Report and the calculations set forth therein necessary to reflect such determination, and the same shall be conclusive and binding upon Sellers and Buyer.

(d)           Within ten Business Days after the Independent Accounting Firm has been retained, Seller Representative and Buyer shall furnish, at their own expense, to the Independent Accounting Firm a written statement of their position with respect to each matter in dispute. Within five days after such ten day period, Seller Representative and Buyer may deliver to the Independent Accounting Firm and to each other its response to the other’s position on each matter in dispute. With each submission, Seller Representative and Buyer may also furnish to the Independent Accounting Firm such other information and documents as they deem relevant or such other information or documents as may be requested by the Independent Accounting Firm. Seller Representative and Buyer shall give each other copies of any written submissions at the same time as they are submitted to the Independent Accounting Firm.

(e)           In making such determination, the Independent Accounting Firm (i) shall function as an expert and not an arbitrator, (ii) make its determination based solely on the provisions of this Agreement, including the Accounting Principles and Target Net Working Capital Schedules set forth in Annex 1 and written presentations by Seller Representative and Buyer, and not on an independent review, (iii) may not take oral testimony from the parties hereto or any other Person and (iv) may only consider those items and amounts (and related items and amounts) as to which Seller Representative and Buyer have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the Accounting Principles and Target Net Working Capital Schedules set forth in Annex 1; provided, that the determination of the Independent Accounting Firm will neither be more favorable (in connection with each item or matter in dispute) to Buyer than reflected in the Closing Report, nor more favorable (in connection with each item or matter in dispute) to Sellers than reflected in the Objection Notice. Seller Representative and Buyer shall cooperate with the Independent Accounting Firm and promptly provide all documents and information reasonably requested by the Independent Accounting Firm. In connection with its resolution of the dispute, the Independent Accounting Firm shall deliver to Seller Representative and Buyer a report (the “Accountant’s Report”) in which the Independent Accounting Firm shall determine those items and amounts that are the subject of the dispute between such parties. The Accountant’s Report shall set forth, in reasonable detail, the Independent Accounting Firm’s determination with respect to each of the disputed items in the Objection Notice, and a revised calculation, if any, of the Working Capital Adjustment Amount, together with supporting calculations. The costs and expenses of the Independent Accounting Firm shall be allocated between Buyer, on the one hand, and Sellers, on the other hand, in inverse proportion to the matters on which each prevails; provided, that any initial engagement fees of the Independent Account Firm shall initially be shared equally between Buyer and Seller Representative.

(f)            Within ten days after the Working Capital Adjustment Amount has been agreed to or deemed agreed to by Seller Representative and Buyer or finally determined by the Independent Accounting Firm, (i) if the Working Capital Adjustment Amount, as finally determined pursuant to this Section 2.11 is owed to Buyer, then NCH shall pay such amount to Buyer, and (ii) if the Working Capital Adjustment Amount, as finally determined pursuant to this Section 2.11, is owed to Sellers, then Buyer shall pay such amount to Seller Representative (for the benefit of Sellers) pursuant to Section 2.11(a), in each case, in cash or other immediately available funds to an account designated by the recipient.

(g)           For the avoidance of doubt, the calculations and the purchase price adjustment to be made pursuant to Section 2.11 are intended to be the sole and exclusive remedy for errors relating to the calculations of Closing Net Working Capital. No fact or event, including any market or business development, occurring on or after the Closing, and no change in GAAP or applicable Law after the date hereof, shall be taken into consideration in the calculations to be made pursuant to Section 2.11.

2.12         Purchase Price Allocation.

(a)            As promptly as practicable after the Closing, but not later than the later of (i) 180 days after the Closing Date or (ii) 30 days after the determination of Closing Net Working Capital, Buyer shall deliver a statement (the “Proposed Allocation”) allocating the Purchase Price (including, without duplication, liabilities and other items required to be capitalized) among the Transferred Assets for Tax purposes in accordance with the methodology set forth in Annex 2 hereto, which has been prepared based on Section 1060 of the Code and the Treasury Regulations promulgated thereunder, as adjusted and modified by subsequent adjustments pursuant to this Agreement (the “Purchase Price Allocation”).

(b)           If, within 15 days after the delivery of the Proposed Allocation, Seller Representative notifies Buyer in writing that Seller Representative objects to any item reflected in the allocation set forth thereon, specifying with particularity any such item and stating the specific factual or legal basis for any such objection, Buyer and Seller Representative shall negotiate in good faith to resolve such objection. In the event that Buyer and Seller Representative are unable to resolve such dispute within 20 days following Seller Representative’s notification of such objection, Buyer and Seller Representative shall jointly retain an Independent Account Firm to resolve the disputed items in accordance with Sections 2.11(c) through 2.11(e), mutatis mutandis, with the exception that the fees and expenses of the Independent Accounting Firm shall be shared equally by Buyer and Seller Representative. Upon resolution of the disputed items, the allocation reflected on the Proposed Allocation shall be adjusted to reflect such resolution. If Seller Representative does not deliver any such objections to Buyer, the Proposed Allocation shall become the final Purchase Price Allocation.

(c)           Buyer and Sellers shall, and shall cause their respective Affiliates to, file all Tax Returns (including IRS Form 8594, amended returns and claims for refunds) and information reports in a manner consistent with the Purchase Price Allocation, as finally determined pursuant to Section 2.12(b). Neither Buyer nor either Seller (or any of their respective Affiliates) shall take any position inconsistent with the final Purchase Price Allocation in connection with any Tax proceeding except as otherwise required by Law and except as may be necessary to reflect adjustments to the Purchase Price Allocation resulting from post-Closing adjustments to the Purchase Price; provided, however, that nothing in this Section 2.12(c) shall prohibit Buyer or Sellers (or any of their respective Affiliates) from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the final Purchase Price Allocation, and Buyer and Sellers (and any of their respective Affiliates) shall not be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging the final Purchase Price Allocation.

2.13         Payments. Any amount required to be paid by Buyer or Sellers under this Agreement that is not paid within the period specified for such payment shall bear interest on a daily basis, from and including the date such payment was required to be made hereunder, to but excluding the date of payment, at a rate per annum equal to the rate of interest publicly announced by JPMorgan Chase Bank from time to time as its prime rate in effect at its office located at 270 Park Avenue, New York, New York in effect from time to time during the period from the date such payment was required to be made hereunder, to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.

2.14         Withholding. Buyer shall be entitled to deduct and withhold from the consideration payable or deliverable in connection with the Transactions such amounts that Buyer is required to deduct and withhold under the Code or any provision of state, local, provincial or foreign Law. To the extent that amounts are so withheld and duly and timely deposited with the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If Buyer determines that any deduction or withholding is required for payments other than amounts treated as compensation, Buyer shall provide the Seller Representative with written notice of its intention to deduct or withhold such amounts at least five days prior to the date of the applicable payment and cooperate in good faith with any reasonable request by the Seller Representative to mitigate any such requirement to the extent permitted by applicable Law.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules attached to this Article III (the “Disclosure Schedules”), NCH represents and warrants to Buyer as of the date of this Agreement, as follows:

3.1           Organization of Sellers. Each Seller has been duly organized and is validly existing as a corporation in good standing under the Laws of its jurisdiction of incorporation or formation, has the requisite power and authority to own, operate or lease its properties and assets and to conduct its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or assets or the character of its activities is such as to require it to be so licensed or qualified, except in each case, where a failure would not reasonably be expected to have a Material Adverse Effect with respect to the Business.

3.2           Due Authorization. Each Seller has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The execution and delivery by such Seller of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by such Seller of the Transactions have been duly and validly authorized and approved by all necessary corporate actions of such Seller, and no other corporate actions or other proceedings on such Seller’s part are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party. This Agreement and the Ancillary Agreements to which it is a party have been duly and validly executed and delivered by each Seller and (assuming this Agreement and the Ancillary Agreements to which it is a party constitute legal, valid and binding obligations of Buyer), constitute legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exceptions”).

3.3           No Conflict. Except as set forth on Schedule 3.3, the execution and delivery by each Seller of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the Transactions do not and will not, (a) violate any provision of, or result in a breach of, any applicable Law to which (i) such Seller or (ii) the Transferred Assets or the Business is subject; (b) violate or conflict with the certificate of incorporation, bylaws or other organizational documents of such Seller; (c) with or without notice or lapse of time or both, violate any provision of or result in a breach of or default under, require a consent under, or result in an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any Contract of such Seller; (d) with or without notice or lapse of time or both, result in the creation of any Lien, upon any of the Transferred Assets; or (e) result in a violation or revocation of any material Permit (i) Related to the Business or (ii) of Sellers; except in the case of the forgoing clauses (a)(i), (c) or (e)(ii), where a failure would not reasonably be expected to have a Material Adverse Effect with respect to the Business.

3.4           Governmental Consents. Assuming the truth and completeness of the representations and warranties of Buyer contained in this Agreement, no consent, notice, approval or authorization of, or designation, declaration, registration or filing with, any Governmental Authority is required on the part of either Seller as a result of such Seller’s execution or delivery of this Agreement and the Ancillary Agreements to which it is a party or the consummation by such Seller of the Transactions.

3.5           Financial Statements.

(a)           Schedule 3.5(a) sets forth complete and accurate copies of (i) the unaudited consolidated balance sheets and related statements of income of the Business as of and for the fiscal years ended April 30, 2020 and April 30, 2019, together with all related notes and schedules thereto (collectively, the “Annual Financial Statements”); and (ii) the unaudited consolidated balance sheet (the “Balance Sheet”) and statement of income of the Business as of and for the two month period ending June 30, 2020 (the “Balance Sheet Date,” with the financial statements described in this clause (ii) collectively, the “Interim Financial Statements”, and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared from, and are in accordance with, the Books and Records, which Books and Records are correct and complete in all material respects.

(b)           The Financial Statements are correct and complete, present fairly, in all material respects, the financial condition and operating results of the Business as of the dates and during the periods indicated therein (subject, in the case of the Interim Financial Statements, to normal year-end adjustments, which will not be material in amount or significance in any individual case or in the aggregate, and the absence of footnotes), and have been prepared in accordance with GAAP consistently applied throughout the periods indicated (provided that in the event of any conflict between GAAP and consistency, GAAP shall control).

(c)           No asset which is not a Transferred Asset is included as an asset in the Financial Statements or has had its value or any revenue attributable thereto included within any line item therein.

(d)            Sellers have maintained, in accordance with sound accounting principles, accurate and complete financial ledgers and Books and Records that report on a periodic basis, such as the last Business Day of every month consistent with past practices, the assets, liabilities, expenses, revenues and income of the Business.

(e)           The Business does not have any material Liabilities that would be Assumed Liabilities and that would be required to be disclosed on a balance sheet prepared in accordance with GAAP (or in the footnotes thereto), other than Liabilities (i) that are clearly and accurately disclosed, reflected or reserved against on the Balance Sheet, or (ii) incurred in the ordinary course of business since the date of the Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law). The Assumed Liabilities do not include any off-balance sheet arrangements or obligations under Item 303 of Regulation S-K under the Securities Exchange Act of 1934.

3.6           Litigation and Proceedings. Except for the matters set forth on Schedule 3.6(a) (the “Existing Litigation”) there are no pending Actions before or by any Governmental Authority to which either Seller is subject or involving, relating to, or arising out of the Business. Except as set forth on Schedule 3.6(b), since January 1, 2017, there has been no material Action and, to the Knowledge of Sellers, there are currently no material Actions threatened in writing, before or by any Governmental Authority to which Sellers is subject or involving, relating to, or arising out of the Business, and Sellers have not received any cease-and-desist letter involving, relating to, or arising out of the Business. There is no unsatisfied judgment or any injunction or other Governmental Order (other than Governmental Orders of general applicability not specific to Sellers or the Business) involving, relating to, or arising out of the Business.

3.7           Legal Compliance. Except in respect of Cybersecurity Maturity Model Certification, with respect to which Sellers and the Business are working towards material compliance, the Business has at all times since January 1, 2017 been conducted in material compliance with all applicable Laws. Sellers have not received any written notice from any Governmental Authority alleging a violation by the Business of any applicable Law at any time since January 1, 2017.

3.8           Contracts; No Defaults.

(a)            Schedule 3.8(a) contains a complete and accurate list, as of the date of this Agreement, of the following Contracts of Sellers, in each case, that are Related to the Business or by which any of the Transferred Assets are bound, in each case as amended (the “Material Contracts”):

(i)            any Contract with respect to Leased Real Property;

(ii)           each Contract pursuant to which personal property included in the Transferred Assets is leased to or from the Business;

(iii)          each Contract pursuant to which goods, supplies or services are purchased from vendors or similar third parties which, by its terms, involves in excess of $100,000 or greater in any 12-month period;

(iv)          each Contract pursuant to which goods, supplies or services are provided to customers or similar third parties which, by its terms, involves in excess of $100,000 or greater in any 12-month period;

(v)           any Contract with any Business Personnel, other than any Seller Benefit Plan;

(vi)          any Contract concerning (A) confidentiality or (B) any arrangement concerning non-competition, non-disclosure, non-hire, non-solicitation or otherwise that limits the freedom of or restricts the Business in any way (other than in respect of confidentiality);

(vii)         all Contracts pursuant to which any Seller leases, licenses, is licensed or is otherwise authorized to use, develop or distribute any Intellectual Property other than COTS Licenses;

(viii)        all Contracts pursuant to which any Intellectual Property was developed by either Seller or any third party on behalf of or for the benefit of Sellers, including any joint development agreements;

(ix)           all Contracts relating to any acquisitions or dispositions (by merger, purchase or sale of assets or stock or otherwise) involving an aggregate purchase price of $50,000 or more as to which Sellers have continuing material obligations or material rights (other than for purchases of inventory in the Ordinary Course);

(x)            any Contract concerning a partnership, distributorship, agency, marketing agreement, joint venture or similar arrangement or for the right to acquire any equity interest in any other Person;

(xi)           any Contract pursuant to which the Business possesses or stores any inventory of a third party or pursuant to which any third party possesses or stores any inventory of the Business;

(xii)          any Contract (or group of related arrangements) under which Sellers have imposed (or may impose) any Lien, other than a Permitted Lien, on any of the Transferred Assets;

(xiii)         any Contract containing a most-favored-nation, minimum purchase, best pricing or other similar term or provision or any Contract containing a requirement to deal exclusively with or grant exclusive rights or rights of first refusal to any customer, vendor, supplier, distributor, contractor or other party; and

(xiv)         any settlement Contract with respect to any Action, other than settlement Contracts (A) fully discharged solely for cash, or (B) under which there are no surviving obligations (other than those in respect of confidentiality).

(b)           Sellers have made available to Buyer, prior to the execution of this Agreement, true and complete copies of each written Material Contract (including all amendments thereto), and an accurate and complete description of the terms of any oral Material Contract. All of the Material Contracts are (i) in full force and effect, subject to the Remedies Exceptions, and (ii) represent the valid and binding obligations of the Seller party thereto, and, to the Knowledge of Sellers, each of the other parties thereto. Sellers are not and, to the Knowledge of Sellers, no other party is, in breach of or in default under any Material Contract and Sellers have not received any claim or notice of breach of or default under any such Material Contract. No event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Material Contract (in each case, with or without notice or lapse of time or both). There are no material disputes pending or threatened under any Material Contract.

3.9           Seller Benefit Plans.

(a)           Schedule 3.9(a) sets forth a complete and correct list of each material Seller Benefit Plan. “Seller Benefit Plan” means (i) each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (ii) any other plan, policy, program, agreement or arrangement, whether subject to ERISA or not and whether written or oral, which provides employment, compensation, bonuses, incentive pay, insurance, commissions, equity or securities of any kind, phantom equity, deferred compensation, severance, change in control, redundancy, post-retirement benefits, vacation pay or other paid time off benefits, retention pay, retirement benefits, fringe benefits, profit sharing, growth sharing, or other benefits, in each case (A) in which current Business Personnel participate as of the Closing, and (B) which are maintained, sponsored or contributed to by Sellers or to which Sellers have or could reasonably be expected to have any Liability.

(b)           With respect to each Seller Benefit Plan, Sellers have provided Buyer with (i) correct and complete copies of the most recent summary plan description and summaries of material modifications for such Seller Benefit Plan, (ii) cost information reasonably requested by Buyer related to satisfaction of its obligations under Section 7.4 hereof, and (iii) in the case of any Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the IRS.

(c)           No facts or circumstances exist that could, directly or indirectly, subject Buyer or any of its Affiliates (as the Buyer of the Transferred Assets or as a “successor employer”) or any of their respective assets to any Lien, Tax, penalty or Liability of any nature with respect to any Seller Benefit Plan or any other employee benefit plan, including a “multiemployer plan” as described in Section 3(37) of ERISA. No Liability under Title IV of ERISA has been incurred by either Seller or any ERISA Affiliate in connection with any Business Personnel or any of the Transferred Assets or that could be expected to result in the Buyer incurring a Liability under such Title. “ERISA Affiliate” means any Person, trade or business that, together with either or both Sellers, would be deemed a single employer under Section 414 of the Code or Section 4001 of ERISA.

(d)           Neither the execution, delivery and performance by Sellers of this Agreement or the Ancillary Agreements to which either of them is a party nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the Closing Date), will (i) entitle any Business Personnel or any independent contractor of the Business to any increase in compensation or benefits (including any stay, transaction, severance, retention bonus or similar payment or benefit), (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Seller Benefit Plan, or (iii) cause any payment or benefit to be non-deductible under Section 280G of the Code.

(e)           Neither Sellers nor any of their Affiliates has any commitment or obligation or has made any representations to any Business Personnel, whether or not legally binding, to adopt, amend or modify any Seller Benefit Plan in connection with the consummation of the purchase of the Business or otherwise.

3.10        Employees and Labor Relations.

(a)           There are no unpaid wages, bonuses, retention payments, change in control payments, commissions, social insurance, or housing fund payments due to or on behalf of any Business Personnel, or premiums for, or contributions or payments due to, any Seller Benefit Plan or any Governmental Authority in respect of any Business Personnel in respect of any period through and including the Closing Date, except for amounts for wages accrued in the Ordinary Course in the current pay period.

(b)           There are and have been no collective bargaining agreements or other labor union contracts applicable to or covering any Business Personnel in respect of the Business. There are no claims for unfair labor practices, controversies, disputes strikes, slowdowns, lockouts, picketing, or work stoppages pending or, to the Knowledge of Sellers, threatened by any Business Personnel. There is no union organizing effort pending or, to the Knowledge of Sellers, threatened with respect to any Business Personnel.

(c)           Except as set forth on Schedule 3.10(c), no employment, consulting, severance pay, continuation pay, change in control, retention, termination or indemnification agreements or other similar agreements of any nature (whether written or oral) exist with respect to the Business or any Business Personnel.

(d)           Schedule 3.10(d) lists all Business Personnel, together with (as applicable) their title/position, base salary or hourly wage rate, target bonus, immigration status, and classification as exempt or non-exempt, full-time or part-time, salaried or hourly, and status as an employee, leased employee or independent contractor, in each case, as of the date hereof. All Business Personnel are employed at will, and their employment or engagement may be terminated at will. Schedule 3.10(d) also lists all Business Personnel currently on disability or leaves of absence (including the date such disability or leave commenced, the type of leave of absence, and the expected date of return to active employment).

(e)           Schedule 3.10(e) lists all of the sales representatives of the Business (the “Business Sales Representative”) as of the date hereof, setting forth with respect to each such Business Sales Representative the sales generated during the twelve month period ending June 30, 2020. Business Sales Representatives responsible for at least 95% of the aggregate revenues generated by all Business Sales Representatives during the twelve month period ending June 30, 2020 have executed agreements containing customary restrictive covenants in favor of Seller (the substance and scope of which vary based on the states in which such Business Sales Representatives work and when such agreements were executed).

(f)            No Action is pending or, to the knowledge of Sellers or has been pending during the past three years, is threatened against either Seller by or on behalf of any past or present Business Personnel, other than claims under Seller Benefit Plans in the ordinary course of business. There are no outstanding Governmental Orders or settlements to which either Seller or any of Sellers’ Affiliates is a party or which otherwise binds either Seller or any of Sellers’ Affiliates with respect to any material Liability related to any Business Personnel.

(g)           Each Seller is and has been during the past three years in compliance in all material respects with all applicable Laws pertaining to employment and employment practices in connection with the Business. There are no Actions against either Seller pending or, to the knowledge of Sellers, threatened to be brought or filed by or with any Governmental Entity or arbitrator in connection with the employment of any Business Personnel, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matters arising under applicable Laws.

(h)           All current Business Personnel provided documentation demonstrating their legal authorization to work in the country of their primary work location at their respective times of hire.

(i)            It is acknowledged and agreed that Buyer shall be entitled to rely on the representations and warranties in this Section 3.10 only in respect of pre-Closing periods and shall make its own compliance determinations in respect of periods following the Closing

3.11         Taxes.

(a)           All income and other material Tax Returns required to be filed with respect to the Transferred Assets and the Business have been timely filed, and all such Tax Returns are true, complete, and correct in all material respects.

(b)           All Taxes due and payable by Sellers or with respect to the Transferred Assets or the Business have been timely paid, whether or not shown on any Tax Return.

(c)           Sellers have, with respect to the Transferred Assets and the Business, properly and timely withheld and collected all material amounts required to be withheld or collected, timely deposited such amounts with the appropriate Governmental Authority, and have properly reported all Taxes that they are required to withhold from amounts paid or owing to any employee, consultant, creditor or other third party.

(d)           No written notice of deficiency or assessment of Taxes has been received by Sellers from any Governmental Authority with respect to the Transferred Assets or the Business. Sellers have not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax with respect to the Transferred Assets or the Business.

(e)           There is no Action, dispute, suit, proceeding, investigation, audit, claim, refund litigation, proposed adjustment, assessment, or examination ongoing or pending with respect to Taxes of Sellers in respect of the Transferred Assets or the Business, and Sellers have not, with respect to the Transferred Assets or the Business, received any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, (iii) claim that it is subject to Tax in a jurisdiction in which it does not file Tax Returns, or (iv) written notification of any Actions, disputes, suits, proceedings, investigations, audits, claims, refund litigations, proposed adjustments, assessments or examinations pending or proposed.

(f)            None of the Transferred Assets are required to be depreciated under the alternative depreciation system under Section 168(g)(2) of the Code or are “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(g)           Sellers have not filed, and do not have pending, any ruling requests with any taxing authority, including any requests to change any accounting method, with respect to the Transferred Assets or the Business.

(h)           No Person who is not a “United States person” within the meaning of Section 7701(a)(30) of the Code is transferring a Transferred Asset that constitutes a “United States real property interest” within the meaning of Section 897(c) of the Code.

3.12         Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Buyer or any of its Affiliates would be liable in connection with the Transactions based upon arrangements made by Sellers or any of their respective Affiliates (“Broker Fees”).

3.13         Permits. Schedule 3.13 contains a complete and accurate list of all Permits material to the Business (other than any Permits (a) relating to the Headquarters Space, (b) relating to Sellers’ business generally and not specific to the Business, and (c) any Permits set forth on Schedule 3.17(b), in each case, in respect to which no representation or warranty is made pursuant to this Section 3.13). All such Permits are valid and in full force and effect and no suspension or cancellation of any such Permits is pending or, to the Knowledge of Sellers, threatened. The Business is, and has at all times since January 1, 2017 been, in material compliance with all of the Permits material to the Business.

3.14        Title to Transferred Assets and Condition of Transferred Assets. Sellers own and have good title to, or have valid rights to use, all of the Transferred Assets free and clear of all Liens other than Permitted Liens. The material machinery, inventory, equipment and other tangible personal property included in the Transferred Assets are in operable condition (subject to the need for periodic maintenance in the ordinary course) and have been maintained in accordance with customary industry practice. The transfer of the Transferred Assets and the other rights, licenses, properties, services and benefits to be provided pursuant to this Agreement and the Ancillary Agreements constitute all of the assets, properties and rights owned, leased or licensed by Sellers or any of their respective Affiliates necessary for or used in the operation of the Business as presently operated and will enable Buyer and its Affiliates to operate the Business after the Closing in substantially the same manner as presently operated by Sellers, in each case, after taking into account the services provided under the Transition Services Agreement (including the occupancy rights in respect of the Headquarters Space) and any assets used to provide such services.

3.15        Real Property.

(a)            Schedule 3.15(a) sets forth a complete and correct list, as of the date hereof, of all real property leased, subleased, managed or occupied by the Business, including the names of each of the parties to such lease and the address of the applicable property (collectively with any improvements thereon, the “Leased Real Property”). Other than Headquarters Space, the Leased Real Property is the only real property utilized by the Business, and Sellers do not own or have an ownership interest in or to any real property which is Related to the Business.

(b)            NCH has provided Buyer with true, correct, and complete copies of the leases for the Leased Real Property, including all amendments and any guaranties, modifications and addenda thereto and notices exercising renewal, expansion, termination or other material rights thereunder, including NCH’s current lease for the Greenville Distribution Center (the “Leases”). The Leases have not been modified in any material respect, except to the extent that the copies delivered to Buyer disclose such modifications. Sellers have not leased, licensed, granted the right to use or occupy or sublet, as lessor, sublessor, licensor or the like, any of the Leased Real Property, and no Persons are in possession, or, to the Knowledge of Sellers, have any rights to occupy any, of the Leased Real Property.

(c)            The Leases constitute the entire agreement to which NCH is a party with respect to the Leased Real Property, and except as set forth on Schedule 3.3, no consent of any party to the Leases is needed with respect to the transactions contemplated hereby. NCH Canada is not a party to any Lease that is Related to the Business.

(c)            Sellers’ possession and quiet enjoyment of the Leased Real Property has not been disturbed and there are no disputes, oral agreements, or forbearance programs in effect with respect thereto.

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(d)            No security deposit or portion thereof deposited with respect to the Leases has been applied in respect of a breach or default which has not been redeposited in full.

(e)            To the Knowledge of Sellers, the Leased Real Property is not subject to any prime, ground or master lease, mortgage, deed of trust or other Lien or interest which would entitle the interest holder to interfere with or disturb Sellers’ rights in respect of such Leased Real Property in any material respect (other than Permitted Liens), and Sellers have not assigned, transferred, conveyed, collaterally assigned, mortgaged or otherwise encumbered their interest in any Leased Real Property.

(f)            There does not exist any pending or, to the Knowledge of Sellers, threatened condemnation or eminent domain proceedings, lawsuits or administrative actions that affect the Leased Real Property, and Sellers have not received any notice of the intention of any Governmental Authority or other Person to take or use any of the Leased Real Property.

(g)            The Leased Real Property has received all approvals of all Governmental Authorities required in connection with the leasing thereof and the facilities, improvements and operations thereon and the Leased Real Property has been operated and maintained in compliance in all material respects with all applicable Laws and in accordance with the terms of the Leases. No significant deferred maintenance items exist (other than in connection with periodic maintenance in the ordinary course) which are the responsibility of Sellers or, to the Knowledge of Sellers, which are the responsibility of the respective landlords under the Leases, and the Leased Real Property is in a state of condition and repair sufficient for its current use, ordinary wear and tear excepted, and subject to the need for periodic maintenance in the ordinary course. Sellers have not received any written notice of violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property.

(h)            Sellers have rights of ingress and egress with respect to the Leased Real Property pursuant to public streets and roads or by good, marketable and insurable appurtenant easements. The Leased Real Property is supplied with all applicable utilities (including, as applicable, electricity, sanitary and storm sewer, potable water and natural gas) necessary for the operation of the Business as currently conducted at that location.

(i)            Sellers do not owe any brokerage commission with respect to any Leased Real Property.

(j)            Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(k)            Sellers are not obligated under or bound by any option, right of first refusal, purchase contract, commitment, term sheet or other contractual right to sell, assign, or purchase the Leased Real Property or any portions thereof or interests therein.

3.16        Intellectual Property.

(a)            Schedule 3.16(a) is a correct and complete list of (i) all Intellectual Property Related to the Business registered with or the subject of a pending application for registration before, any Governmental Authority, in each case owned or licensed by Sellers, indicating for each such item the registration or application number and the applicable filing jurisdiction. The Intellectual Property owned by Sellers and included in the Transferred Operating Assets (the “Owned Intellectual Property”) and the Intellectual Property licensed to Sellers and included in the Transferred Operating Assets (the “Licensed Intellectual Property”) (collectively, the Owned Intellectual Property together with the Licensed Intellectual Property, the “Business Intellectual Property”) together include all the Intellectual Property used in or held for use in the conduct of the Business as currently conducted. The Business Intellectual Property includes all Intellectual Property necessary and sufficient to operate the Business following Closing in substantially the same manner as the Business is currently operated after taking in to account the services provided under the Transition Services Agreement. Each material item of Business Intellectual Property (i) will be owned, licensed and available for use on identical terms following the consummation of the transactions contemplated hereby as such items were owned by, licensed to and available for use by Seller prior to the consummation of the transactions contemplated hereby, or (ii) constitutes a corporate-level, non-Business-specific, NCH asset which will be provided for use under the Transition Services Agreement.

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(b)            Sellers exclusively own (beneficially and of record where applicable) all right, title and interest in and to the Owned Intellectual Property, free and clear of all Liens and exclusive licenses. The Owned Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding Action or governmental proceeding adversely affecting or that could adversely affect Sellers’ or the Business’ use thereof or rights thereto.

(c)            Sellers have (i) complied with all Internet domain name registration and other requirements of Internet domain administration authorities concerning all Internet domain names included in the Business Intellectual Property, and (ii) operated all websites associated with such Internet domain names in accordance in all material respects with all applicable Laws.

(d)            To the Knowledge of Sellers, the Business as currently conducted does not infringe, misappropriate or otherwise violate, or has not infringed, misappropriated or otherwise violated, the Intellectual Property rights of any Person. There are no Actions pending or, to the Knowledge of Sellers, threatened in writing against Sellers concerning the ownership, validity, registerability, enforceability, infringement, misappropriation or violation of any Business Intellectual Property. Sellers have not received any notice or other communication claiming, alleging or suggesting that Sellers or the Business has infringed, misappropriated or otherwise made any unlawful or unauthorized use of any Intellectual Property with respect to the Business and, to the Knowledge of Sellers (i) no Person has threatened to make any such claims and (ii) no valid basis exists for any such Action. To the Knowledge of Sellers, no Person is infringing, misappropriating or otherwise violating, or has since January 1, 2017 infringed, misappropriated or otherwise violated, any Owned Intellectual Property. Since January 1, 2017, Sellers have not made any claims in writing to any other Person alleging that such person has infringed, misappropriated or otherwise violated any Owned Intellectual Property.

(e)            Schedule 3.16(e) sets forth a complete and accurate list of all Software owned by Sellers and material to the Business as presently conducted (the “Business Software”). Except as set forth in Schedule 3.16(e), the Business Software, was (i) developed by employees of Sellers within the scope of their employment; or (ii) developed by independent contractors pursuant to a Contract with a Seller or its Affiliate or a Contract under which the independent contractor irrevocably assigned its entire right, title and interest in and to the Business Software developed by it to Sellers or their respective Affiliates. Sellers have taken commercially reasonable steps to ensure that all Software used by Seller is free of any disabling codes or instructions, and any virus or other intentionally created, undocumented contaminant, that may, or may be used to, access, modify, delete, damage or disable any internal computer systems (including hardware, Software, databases and embedded control systems) of Sellers, and to the Knowledge of Sellers, such Software is free of any such codes, instructions, virus and contaminant. No source code of any Business Software has been licensed or otherwise provided to any third party.

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(f)            To the Knowledge of Sellers, no trade secret or material confidential know-how that is owned by Sellers and is material to the Business as currently operated has been disclosed to any third party, other than pursuant to a non-disclosure agreement that protects the proprietary interests in and to such trade secrets and confidential know-how. Sellers have taken reasonable precautions to protect the secrecy, confidentiality and value of their trade secrets and material confidential know-how.

(g)            All current and former officers and directors of Sellers, and all current and former employees and consultants of Sellers who are or were at any time involved in the development of Business Intellectual Property for or on behalf of Sellers have executed and delivered to Sellers or their respective Affiliates an agreement assigning to a Seller or its Affiliate their entire right, title and interest in and to such Intellectual Property, and agreeing to the secrecy, confidentiality and value of such trade secrets or confidential information.

3.17         Environmental Matters.

(a)            The Business is, and since January 1, 2017 has been, conducted, and the Transferred Operating Assets are, and since January 1, 2014 have been, in compliance in all material respects with all Environmental Laws.

(b)            Schedule 3.17(b) contains a complete and accurate list of all material Permits required under applicable Environmental Laws. Such Permits are valid and in full force and effect. The Business is, and since January 1, 2017 has been, conducted, and the Transferred Assets are, and since January 1, 2017 have been, in compliance with all Permits required under applicable Environmental Laws.

(c)            There are no Actions or other proceedings at law or equity Related to the Business or affecting the Transferred Operating Assets, and no claims or notices of violation or any other Actions pending or, to the Knowledge of Sellers, threatened in writing against Sellers regarding the Business or the Transferred Operating Assets alleging violations of or Liability under any Environmental Law. Neither Sellers, the Business nor the Transferred Operating Assets are subject to any Governmental Order (other than Governmental Orders of general applicability not specific to Sellers or the Business), or any indemnity or other agreement with any other Person relating to any material Liability under any Environmental Law with respect to the Business.

(d)            With respect to the Business, Sellers have not disposed of or released Hazardous Materials at any Leased Real Property that has resulted or could reasonably be expected to result in any Liability associated with, or in violation of, or require remediation under, any Environmental Law.

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(e)            Sellers have made available to Buyer all reports of any environmental audits, site assessments, reviews or studies, or other similar documents that contain material information regarding the Transferred Operating Assets or the Business, to the extent such documents are within the possession or control of Sellers or any of their respective Affiliates.

(f)            The Business does not own or operate any active or abandoned aboveground or underground storage tanks containing Hazardous Materials or regulated under Environmental Laws.

(g)            Neither this Agreement nor the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of any Person, pursuant to any “transaction-triggered” or “responsible property transfer” or any other Environmental Laws.

3.18         Absence of Changes. Since December 31, 2019, (i) there have not been any events, occurrences, developments or circumstances that have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Business, (ii) Sellers have conducted the Business in all material respects in the Ordinary Course, and (iii) there has not been:

(b)            any material damage, destruction or other casualty loss of the Transferred Operating Assets, whether or not covered by insurance;

(c)            any disposal of any of the material assets of the Business, other than such sales, assignments or other transfers in the Ordinary Course;

(d)            any increase in the compensation payable or due to become payable by Sellers to any Business Personnel or independent contractors of the Business or any changes to any Seller Benefit Plan that with respect to the Business has or is reasonably expected to increase costs payable by Sellers;

(e)            any material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(f)            any Contracts entered into by Sellers with any Business Personnel or independent contractors of the Business with respect to any change in control, retention, severance or similar type payments or benefits;

(g)            any transfer or assignment of or grant of any license or sublicense under or with respect to any Business Intellectual Property (other than COTS Licenses with respect to Licensed Intellectual Property licensed to Sellers and Related to the Business);

(h)            any cancellation, compromise, release or assignment of any material Indebtedness owed to the Business or any material claims held by the Business;

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(i)            any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former Business Personnel, other than payroll advances in the Ordinary Course;

(j)            any material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits; or

(k)            any Contract by Sellers or any of their respective Affiliates to take any of the forgoing actions with respect to the Business.

3.19        Affiliate Transactions. Other than as relate to the services to be provided under the Transition Services Agreement, there are no Contracts or other instruments, arrangements, relationships or understandings between or affecting the Business, the Transferred Assets or the Assumed Liabilities, on the one hand, and Sellers or their respective Affiliates, or any employee, officer, manager, equityholder or member of Sellers, on the other hand, other than a Contract for employment of such Person by Sellers (each, an “Affiliate Arrangement”).

3.20        Insurance. Schedule 3.20 lists, as of the date hereof, all insurance policies maintained for the benefit of the Business, including, with respect to each such insurance policy, the insurance carrier, the policy name, the policy number, term, type, amount of coverage and deductible/retention. With respect to each such insurance policy covering the Business: (a) all policy premiums due to date have been paid in full and the policy is legal, valid, binding and enforceable, and in full force and effect; and (b) Sellers are not, and to the Knowledge of Sellers, no other party to the policy is, in material breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred that, with notice or the passage of time or both, would constitute such a material breach or default, or permit termination, modification, or acceleration, under such policy.

3.21        Material Customers and Suppliers.

(a)            Schedule 3.21(a) sets forth a true, complete and accurate list of the top 20 customers of the Business based on annual volume of sales from the Business for the 12 month period ending June 30, 2020 (each, a “Material Customer”), showing the total dollar amount of sales to each Material Customer for such period. Except as set forth on Schedule 3.21(a), as of the date hereof: (x) all Material Customers continue to be customers of the Business; (y) no Material Customer has terminated its relationship with the Business or has, to the Knowledge of Sellers, threatened to do so; and (z) none of Sellers or any of their respective Affiliates in connection with the Business are involved in any material claim, dispute or controversy with any Material Customer.

(b)            Schedule 3.21(b) sets forth a true, complete and accurate list of the top 20 suppliers of the Business based on annual volume of sales to the Business for the 12 month period ending June 30, 2020 (each, a “Material Supplier”), showing the total dollar amount of purchases from each Material Supplier for such period. Except as set forth on Schedule 3.21(b), as of the date hereof: (x) all Material Suppliers continue to be suppliers of the Business; (y) no Material Supplier has terminated its relationship with the Business or has, to the Knowledge of Sellers, threatened to do so; and (z) none of the Sellers or any of their respective Affiliates in connection with the Business are involved in any material claim, dispute or controversy with any Material Supplier.

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3.22        Inventory. All inventory of the Business, whether or not reflected on the Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established in the Financial Statements. All inventory of the Business is owned by Sellers free and clear of all Liens other than Permitted Liens, and no inventory is held on a consignment basis.

3.23        Accounts Receivable. The accounts receivable shown in the Financial Statements or included in the Transferred Working Capital Assets, including the Accounts Receivable, net of reserves therefor reflected in the Financial Statements, represent bona fide obligations arising from sales actually made or services actually performed by the Business, and are collectible in the Ordinary Course. There is no material contest, claim, deduction, defense or right of setoff, other than returns in the Ordinary Course, with any account debtor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable.

3.24        Products Liability; Products Warranty.

(a)            All of the products produced, sold, licensed and delivered by the Business (the “Products”) and the services performed by the Business (the “Services”) have materially conformed in the last three years with all applicable contractual commitments and all express and implied warranties, and the Business does not have any Liability for replacement or repair thereof or other damages in connection therewith. All Products sold and Services performed by the Business comply in all material respects with all industry and trade association standards and legal requirements, if any, applicable to such Products and Services, including consumer product, manufacturing, labeling, quality and safety laws of the United States, each state thereof and each other jurisdiction (including foreign jurisdictions) in which the Business sells the Products or performs the Services. To the Knowledge of Sellers, there are no facts or circumstances which, with or without the passage of time, could result in a claim against the Business for the breach of any applicable contractual commitment or express or implied warranty. Schedule 3.24(a)(i) sets forth the standard warranty terms on which all Products offered by the Business are sold. Except as set forth on Schedule 3.24(a)(ii), the Business has not offered any Products for sale on terms that materially deviate from the terms set forth on Schedule 3.24(a)(i).

(b)            (i) To the Knowledge of the Sellers, there are no latent or overt design, manufacturing or other defects in any Product; (ii) within the last three years, none of the Products has been subject to recall or market withdrawal and the Business has not initiated any, and there is currently no pending, recall or market withdrawal relating to any of the Products; and (iii) the Business has not received any written notice of a claim against it alleging a material design or manufacturing defect in the Products, in each case, excluding any and all requests for product returns in the ordinary course of business which have not had and are not expected to result in any material Liability to the Business.

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3.25        Data Security. To the Knowledge of Sellers, except as set forth on Schedule 3.25, Sellers have not experienced a Data Security Incident Related to the Business within the previous five years and have implemented reasonable, technical, administrative and physical safeguards to prevent the unauthorized access of data that is protected from disclosure under applicable Laws. To the extent that Seller maintains any Personal Information Related to the Business, it has the right to collect such Personal Information, has collected such Personal Information, and has used such Personal Information in compliance with all Laws.

3.26        No Additional Representations or Warranties; Certain Acknowledgements.

(a)            EXCEPT AS PROVIDED IN THIS Article III OR IN ANY OF THE ANCILLARY AGREEMENTS (i) NEITHER SELLERS NOR ANY OF THEIR AFFILIATES, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES, HAS MADE, OR IS MAKING, ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER TO BUYER OR ITS REPRESENTATIVES OR AFFILIATES REGARDING SELLERS, THE BUSINESS, THE TRANSFERRED ASSETS OR THE TRANSACTIONS, AND (ii) SELLERS HEREBY DISCLAIM ANY SUCH EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO SELLERS, THE BUSINESS, THE TRANSFERRED ASSETS, THE EXECUTION AND DELIVERY OF THE TRANSACTION DOCUMENTS AND THE CONSUMMATION OF THE TRANSACTIONS.

(b)            EACH SELLER ACKNOWLEDGES THAT IT IS RELYING SOLELY ON THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article IV AND ANY OF THE ANCILLARY AGREEMENTS, AND THAT NONE OF BUYER OR ANY AFFILIATE OR REPRESENTATIVE THEREOF HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO BUYER OR ANY OF ITS AFFILIATES OR AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING BUYER OR ANY OF ITS AFFILIATES FURNISHED OR MADE AVAILABLE TO ANY SELLER OR THEIR RESPECTIVE REPRESENTATIVES. EACH SELLER FURTHER ACKNOWLEDGES THAT NO SELLER HAS RELIED, IS RELYING, OR WILL RELY, UPON ANY STATEMENT, REPRESENTATION OR WARRANTY MADE BY OR ON BEHALF OF BUYER OR ANY OF ITS AFFILIATES, OR ANY OTHER INFORMATION OR DOCUMENT PROVIDED BY OR ON BEHALF OF BUYER OR ANY OF ITS AFFILIATES REGARDING BUYER OR ANY OF ITS AFFILIATES OR THE TRANSACTIONS, IN EACH CASE, TO THE EXTENT NOT SET FORTH IN Article IV OR THE OTHER ANCILLARY DOCUMENTS TO WHICH BUYER OR ANY OF ITS AFFILIATES IS A PARTY.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as of the date of this Agreement as follows:

4.1          Organization. Buyer has been duly organized and is validly existing as a corporation in good standing under the Laws of Illinois, has the requisite power and authority to own, operate or lease its properties and assets and to conduct its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or assets or the character of its activities is such as to require it to be so licensed or qualified, except in each case, where a failure would not reasonably be expected to have a Material Adverse Effect with respect to Buyer.

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4.2          Due Authorization. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements and to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and each of the Ancillary Agreements and the consummation by Buyer of the Transactions have been duly and validly authorized and approved by all necessary corporate actions of Buyer, and no other corporate actions or other proceedings on Buyer’s part are necessary to authorize this Agreement or the Ancillary Agreements. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Buyer and (assuming this Agreement and the Ancillary Agreements constitute legal, valid and binding obligations of Sellers) constitute a legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to the Remedies Exceptions.

4.3          No Conflict. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements and the consummation of the Transactions do not and will not, (a) violate any provision of, or result in a breach of, any applicable Law to which Buyer is subject; (b) violate or conflict with the certificate of incorporation, bylaws or other organizational documents of Buyer; (c) with or without notice or lapse of time or both, violate any provision of or result in a breach of or default under, require a consent under, or result in an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any Contract of Buyer or any of its Affiliates, or (d) result in a violation or revocation of any material Permit of Buyer; except in the case of the forgoing clauses (a), (c) or (d), where a failure would not reasonably be expected to have a Material Adverse Effect with respect to Buyer.

4.4          Governmental Consents. Assuming the truth and completeness of the representations and warranties of Sellers contained in this Agreement, no consent, approval or authorization of, or designation, declaration, registration or filing with, any Governmental Authority is required on the part of Buyer as a result of Buyer’s execution or delivery of this Agreement and the Ancillary Agreements or the consummation by Buyer of the Transactions.

4.5          Litigation and Proceedings. There are no pending or, to the knowledge of Buyer, threatened, Actions before or by any Governmental Authority against Buyer that, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer. There is no unsatisfied judgment or any injunction or other Governmental Order involving or relating to Buyer which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

4.6          Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Sellers or any of their respective Affiliates would be liable in connection with the Transactions based upon arrangements made by Buyer or any of its Affiliates.

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4.7          Financial Capability. Buyer (i) has, and at the Post-Closing Payment Date will have, access to sufficient funds to pay the respective amounts payable by it pursuant hereto on such dates and any expenses incurred by it in connection with the Transactions, which funds are not subject to any foreign exchange control or payment restriction, (ii) has, and at the Post-Closing Payment Date will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) has not incurred any obligation, commitment, restriction or liability of any kind, which would reasonably be expected to impair or adversely affect such resources and capabilities.

4.8          Solvency. Assuming that the accuracy of the representations and warranties set forth in Article III, immediately after giving effect to the Transactions, Buyer and its Affiliates, on a consolidated basis, (i) will be able to pay their debts in the ordinary course of business as they become due and will own property which has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities), and (ii) will have adequate capital to carry on their business.

4.9          No Additional Representations or Warranties; Certain Acknowledgements.

(a)            EXCEPT AS PROVIDED IN THIS Article IV OR IN ANY OF THE ANCILLARY AGREEMENTS (i) NEITHER BUYER NOR ANY OF ITS AFFILIATES, NOR ANY OF ITS REPRESENTATIVES, HAS MADE, OR IS MAKING, ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER TO SELLERS OR THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES REGARDING BUYER OR THE TRANSACTIONS, AND (ii) BUYER HEREBY DISCLAIMS ANY SUCH EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO BUYER, THE EXECUTION AND DELIVERY OF THE TRANSACTION DOCUMENTS AND THE CONSUMMATION OF THE TRANSACTIONS.

(b)            BUYER ACKNOWLEDGES THAT IT IS RELYING SOLELY ON THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article III AND ANY OF THE ANCILLARY AGREEMENTS, AND THAT NO SELLER OR ANY AFFILIATE OR REPRESENTATIVE THEREOF HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO SELLERS OR ANY OF THEIR AFFILIATES, THE BUSINESS, THE TRANSFERRED ASSETS OR AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES FURNISHED OR MADE AVAILABLE TO ANY SELLER OR THEIR RESPECTIVE REPRESENTATIVES. BUYER FURTHER ACKNOWLEDGES THAT BUYER HAS NOT RELIED, IS NOT RELYING, AND WILL NOT RELY, UPON ANY STATEMENT, REPRESENTATION OR WARRANTY MADE BY OR ON BEHALF OF SELLERS OR ANY OF THEIR AFFILIATES, OR ANY OTHER INFORMATION OR DOCUMENT PROVIDED BY OR ON BEHALF OF SELLERS OR ANY OF THEIR AFFILIATES REGARDING SELLERS, THE BUSINESS, THE TRANSFERRED ASSETS OR THE TRANSACTIONS, IN EACH CASE, TO THE EXTENT NOT SET FORTH IN Article III OR THE OTHER ANCILLARY DOCUMENTS TO WHICH SELLERS OR ANY OF THEIR AFFILIATES IS A PARTY.

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Article V
COVENANTS OF SELLER

5.1          Insurance.

(a)          With respect to:

(i)            occurrences prior to the Closing relating to the Business or the Transferred Employees that are covered by Sellers’ or their Affiliates’ occurrence-based or claims-made-based employment practices liability insurance (“EPLI”) or third party liability insurance policies (including (A) any workers’ compensation or comparable self-insurance, state or country programs relating to workers’ compensation that apply to the locations at which the Business is operated, (B) with respect to claims for actual or alleged employment practices wrongful acts first occurring prior to the Closing only, its EPLI, and (C) general liability programs, including products/completed operations) (collectively, the “Retained Seller Insurance Policies”), following the Closing, Buyer may submit to Seller Representative and the applicable Seller shall, on Buyer’s behalf, make claims under such Retained Seller Insurance Policies (in each case, in accordance with Section 5.1(b)) subject to terms and conditions of such Retained Seller Insurance Policies, to the extent such coverage and limits are available under such Retained Seller Insurance Policy;

(ii)            occurrences prior to the end of an applicable Extended Coverage Period, following the Closing, Buyer may submit to Seller Representative and the applicable Seller shall, on Buyer’s behalf, make claims under any Retained Seller Insurance Policy which is subject to an Extended Coverage Period (in each case, in accordance with Section 5.1(b)) subject to terms and conditions of such Retained Seller Insurance Policy, to the extent such coverage and limits are available under such Retained Seller Insurance Policy; and

(iii)            acts or omissions of, or events that effect, any Leased Employee (as defined in the Transition Services Agreement) prior to his or her Applicable Transfer Time that are covered by Sellers’ or their Affiliates’ (A) EPLI policies or (B) workers’ compensation or comparable self-insurance, state or country programs relating to workers’ compensation that apply to the locations at which the Business is operated, (collectively, the “Retained Seller Employee-Related Insurance Policies”), following the Closing, Buyer may submit to Seller Representative and the applicable Seller shall, on Buyer’s behalf, make claims under such Retained Seller Employee-Related Insurance Policies (in each case, in accordance with Section 5.1(b)) subject to terms and conditions of such Retained Seller Employee-Related Insurance Policies, to the extent such coverage and limits are available under such Retained Seller Employee-Related Insurance Policy; and

provided, however, that (x) in the case of clause (i) of this Section 5.1(a) to the extent (and only to the extent) that a liability relating thereto is included in Closing Net Working Capital; and (y) in the case of clauses (ii) and (iii) of this Section 5.1(a), in all instances; Buyer, shall exclusively bear the amount of any “deductibles” associated with claims under such Retained Seller Insurance Policies to the extent it would have borne them prior to the Closing as set forth on Schedule 3.20 and shall otherwise be liable for all uninsured or uncovered amounts of such claims, in each case to the extent the same constitute Assumed Liabilities. For the avoidance of doubt, Sellers and their Affiliates shall retain all rights to control the Retained Seller Insurance Policies, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs, notwithstanding whether any such policies or programs apply to any Liabilities of Buyer, but shall provide reasonable notice to Buyer prior to taking any such action that might impact the availability of coverage to Buyer under the Retained Seller Insurance Policies. Sellers or their Affiliates shall not take any action to cause the cancellation of any occurrence-based Retained Seller Insurance Policy in respect of pre-Closing occurrences or of Sellers’ EPLI policy as applicable to claims for actual or alleged employment practices wrongful acts first occurring prior to the Closing. Seller and its Affiliates shall retain all workers’ compensation and similar liabilities with respect to the Transferred Employees for events that occurred prior to the Closing.

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(b)            Following becoming aware of a claim subject to this Section 5.1 (an “Insurance Claim”), Buyer shall promptly send notice in writing to Seller Representative providing all information necessary to submit such Insurance Claim under the applicable Retained Seller Insurance Policies and requesting that such claim be submitted under the Retained Seller Insurance Policies. Upon receipt of a notice of any Insurance Claim pursuant to this Section 5.1(b), Sellers shall, on Buyer’s behalf, promptly submit such Insurance Claim to the applicable insurer, to the extent such coverage and limits are available under Retained Seller Insurance Policies. Sellers and their Affiliates shall control such Insurance Claim (it being acknowledged that such defense will, in some instances be conducted primarily by panel counsel reimbursed by Sellers’ insurer); provided, however, that Buyer will have the right to effectively associate with Sellers and their Affiliates in the defense of such Insurance Claim, subject to the following:

(i)            Sellers and their Affiliates shall be authorized to consent to a settlement of, or the entry of any judgment arising from, such Insurance Claim, with the consent of Buyer (not to be unreasonably withheld), provided that (A) such settlement or other resolution does not encumber any of the assets of Buyer, involve any restriction or condition that would apply to or adversely affect Buyer or the conduct of Buyer’s business, or involve the payment of a monetary amount in excess of the applicable policy limits (if any); (B) to the extent customary in connection with workers compensation claims, Sellers shall obtain, as a condition of any settlement or other resolution, a release of Buyer or its applicable employing Affiliate (as such Insurance Claim relates to pre-Closing periods); and (C) Buyer shall exclusively bear the amount of any “deductibles” and any other uninsured or uncovered amounts of such claims associated with claims under such policies and programs, in each case to the extent the same constitute the Assumed Liabilities;

(ii)            Buyer shall, and shall cause each of its Affiliates and Representatives to, reasonably cooperate with Sellers and/or their insurers with respect to such defense, including by providing reasonable access to properties and individuals as reasonably requested by Sellers and/or their insurers and using commercially reasonable efforts to furnish or cause to be furnished any and all records, information, testimony or other documents, and to attend such conferences, proceedings, hearings, trials or appeals, as may be reasonably requested by Sellers and/or their insurer in connection therewith; and

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(iii)            each of Sellers and Buyer shall provide the other with reasonable access to records and information relating to the Insurance Claims, as may be reasonably requested by such party and/or its insurers from time to time.

(c)            Notwithstanding anything herein to the contrary, Buyer shall not be entitled to recovery on any Insurance Claim under the Retained Seller Insurance Policies to the extent that Damages relating thereto served to reduce the Closing Net Working Capital.

(d)            To the extent that following the Closing, the proceeds of any such Insurance Claim are not paid directly to any third party or used to repair or replace the applicable asset, as applicable, each Seller agrees to promptly pay to Buyer or its designee any such amounts or assign to Buyer or its designee any benefits (in each case, net of any out-of-pocket costs or expenses incurred by the Sellers) that Buyer or its Affiliates may receive in respect of such Damages under such insurance policies to the extent such amounts or benefits arise from an Insurance Claim; provided that, with respect to each claim, any amount paid or benefit assigned to Buyer or its designee shall be limited to the amount of the related Insurance Claim for which such claim was made.

(e)            Nothing contained in this Section 5.1 shall be construed to limit the indemnification rights of the Buyer Indemnified Parties under Section 8.2(a) (subject, however, to Section 8.4(b)).

5.2          Restrictive Covenants.

(a)            For a period of five years from and after the Closing Date, Sellers shall not, and shall cause their respective Affiliates not to, directly or indirectly, whether as principal, partner, officer, director, employee, consultant, manager, member or stockholder, own, manage, operate, participate in, control or acquire ownership or voting control of, perform services for or otherwise carry on or engage in, a Competing Business in the United States or Canada; provided, however, that nothing contained herein shall preclude, prohibit or restrict Sellers or any of their respective Affiliates from engaging in any manner in any (A) Financial Services Business, (B) Existing Business Activities, (C) De Minimis Business, or (D) business activity that would otherwise violate this Section 5.2(a) that is acquired from any Person (an “After-Acquired Business”) or is carried on by any Person that is acquired by or combined with NCH or any of its Affiliates in each case after the Closing Date (an “After-Acquired Company”); provided, that with respect to (i) ownership interests or securities received as a result of Default Recovery Activities or (ii) clause (D), so long as within one year after the consummation of the receipt of such ownership interests or securities or the purchase or other acquisition of the Acquired Business or the Acquired Company, NCH or such Affiliate completes the divestiture of such ownership interests or securities or the relevant portion of the business or securities of the Acquired Business or the Acquired Company or at the expiration of such one-year period the business of the After-Acquired Business or the After-Acquired Company complies with this Section 5.2(a).

(b)            For a period of five years from and after the Closing Date, Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, solicit, divert or take away, or attempt to solicit, divert or take away, the business of any customer or supplier with whom Sellers have established (or is actively seeking to establish, if such fact is known to Sellers) a business relationship as of the Closing, to the extent such business is Related to the Business; provided, however, that nothing contained herein shall preclude, prohibit or restrict Sellers or any of their respective Affiliates from engaging in any manner in any Existing Business Activities or De Minimis Business.

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(c)            During the period commencing on the Closing Date and ending 36 months thereafter, Sellers agrees that they shall not, and shall cause their respective Affiliates not to, directly or indirectly, hire, engage, solicit to hire (or assist or encourage others to) or in any way interfere with the employment or consulting relationship of any Transferred Employee as of immediately following the Applicable Transfer Time (any such employee, a “Restricted Buyer Employee”); provided however, that, (i) Sellers shall not be precluded from engaging in general solicitations or advertising for personnel, including advertisements and searches conducted by a headhunter agency (and any hiring of non-corporate level Business Personnel resulting from such searches); provided that such solicitation, advertising or searches are not directed in any way at any Transferred Employee; and (ii) the foregoing restrictions shall be inapplicable to any Restricted Buyer Employee whose employment is terminated by the Buyer or who voluntarily ceases employment with Buyer or its Affiliates (without inducement by Sellers or their Affiliates) beginning six months following such termination or voluntary cessation of employment.

(d)            Sellers acknowledge and agree that the scope of the restrictive covenants set forth in Sections 5.2(a), 5.2(b) and 5.2(c) above are reasonably tailored, and not broader than necessary, to protect the legitimate business interests of Buyer. If any term or provision of this Section 5.2 shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining terms and provisions of this Section 5.2 enforceable. This Section 5.2 as thus amended shall be enforced so as to give effect to the intention of the parties hereto insofar as possible. In addition, the parties hereto hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Section 5.2 to the extent necessary to comply with any Law and to enforce this Section 5.2 as so modified.

(e)            Sellers acknowledge that a breach or threatened breach of this Section 5.2 would give rise to irreparable harm to Buyer, for which monetary Damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by Sellers of any such obligations, Buyer shall, in addition to any and all other rights and remedies that be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

(f)            This Section 5.2 shall cease to be applicable to any Person at such time as it is no longer an Affiliate of NCH and shall not apply to any Person that purchases assets, operations or a business from NCH or one of its Affiliates, if such Person is not an Affiliate of NCH after such transaction is consummated.

5.3          Confidentiality. From and after Closing, Sellers shall, and shall cause their respective Affiliates and their respective Representatives having access to such information, to hold in confidence and not disclose or use any documents and information concerning or relating to the Business, the Transferred Assets or the Assumed Liabilities, except that the foregoing requirements of this Section 5.3 shall not apply to the extent that any such information is or becomes generally available to the public other than through disclosure by Sellers or any of their respective Affiliates or their respective Representatives in violation of this Section 5.3. If any Seller is requested or required (in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any such confidential information, then such Seller shall (to the extent permitted by applicable Law) notify Buyer promptly of the request or requirement so that Buyer at its expense may seek an appropriate protective order or waive compliance with the provisions of this Section 5.3. If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller is, on the advice of counsel, compelled to disclose any such confidential information or else stand liable for contempt, then such Seller may disclose the confidential information; provided, however, that such Seller shall, upon the request and at the expense of Buyer, use its best efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed.

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5.4           Termination of Letter of Credit. Promptly (but in any event within one Business Day) following Sellers’ receipt of the Deferred Asset Consideration by wire-transfer of readily-available funds, Seller shall provide to Buyer and the issuing bank all documents and instruments reasonably required to terminate and cancel the Letter of Credit.

Article VI
COVENANTS OF BUYER

6.1           Retention of Books and Records. Sellers shall be entitled to retain copies of the Transferred Books and Records in existence and transferred to Buyer at the Closing to the extent any such Transferred Books and Records are required to be retained under applicable Law, industry practice, or Sellers’ existing retention policies that apply to Sellers’ existing businesses for the periods provided for in such retention policies, solely to the extent reasonably necessary for Sellers to address and respond to any matters regarding Sellers’ or their respective Affiliates’ financial statements, Taxes and any reporting obligations that arise as a result of or are otherwise reasonably related to Sellers’ prior ownership of the Business; provided, that such Transferred Books and Records shall remain subject to the confidentiality provisions of Section 5.3.

6.2           Nonsolicitation.

(a)            During the period commencing on the Closing Date and ending 36 months thereafter, Buyer agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, hire, engage, solicit to hire (or assist or encourage others to) or in any way interfere with the employment or consulting relationship of any (i) any person who is employed by Sellers or their respective Affiliates with a title of director or higher, or (ii) any person who is employed by Sellers or their respective Affiliates whom Buyer, its Affiliates or any of its or their Representatives has contact with or has had contact with (A) during its evaluation of the Transactions or (B) in connection with the provision or receipt of services contemplated by the Transition Services Agreement (any such employee, a “Restricted Seller Employee”); provided however, that, (i) Buyer shall not be precluded from engaging in general solicitations or advertising for personnel, including advertisements and searches conducted by a headhunter agency (and any hiring of non-corporate level personnel resulting from such searches); provided that such solicitation, advertising or searches are not directed in any way at any Restricted Seller Employee; and (ii) the foregoing restrictions shall be inapplicable to any Restricted Seller Employee whose employment is terminated by Sellers or their respective Affiliates or who voluntarily ceases employment with Sellers or their respective Affiliates (without inducement by Buyer or its Affiliates) beginning six months following such termination or voluntary cessation of employment. Notwithstanding the foregoing, the restrictions in this Section 6.2(a) shall not apply to Transferred Employees (including any Leased Employees under the Transition Services Agreement).

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(b)          Buyer acknowledges that a breach or threatened breach of this Section 6.2 would give rise to irreparable harm to Sellers, for which monetary Damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Buyer of any such obligations, Sellers shall, in addition to any and all other rights and remedies that be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

(c)          This Section 6.2 shall cease to be applicable to any Person at such time as it is no longer an Affiliate of Buyer and shall not apply to any Person that purchases assets, operations or a business from Buyer or one of its Affiliates, if such Person is not an Affiliate of Buyer after such transaction is consummated.

6.3          Deferred Compensation Payments. Following the Closing and continuing until such time as NCH has incurred (and been reimbursed by Buyer for) the Deferred Compensation Payments NCH (i) shall notify Buyer prior to making any Deferred Compensation Payment, (ii) shall issue invoices to Buyer in respect of payments to be made no more frequently than on an annual basis, and (iii) shall provide Buyer with such evidence of making of the Deferred Compensation Payments as Buyer shall reasonably request. Subject to Section 8.7, Buyer shall reimburse NCH for any Deferred Compensation Payment made to the applicable recipients by NCH that is not in excess of the applicable amount set forth on Schedule 1.1(a) no later than the later of (A) 30 days following NCH’s advance notice to Buyer of the pendency of such payment, and (B) five Business Days of receipt of any invoice therefor from NCH (it being acknowledged and agreed that NCH shall promptly pay the such funds to the intended recipient thereof if not already paid). For purposes of clarity, other than in respect of the Deferred Compensation Payments, Buyer or any of its Affiliates have any other obligations with respect to the Deferred Compensation Plans.

Article VII
JOINT COVENANTS

7.1          Further Assurances. Each party hereto agrees that, from time to time after the Closing Date, it will execute and deliver, or cause its respective Affiliates and their respective Representatives to execute and deliver, such further instruments, and take (or cause its respective Affiliates or their Representatives to take) such other action, as may be reasonably necessary to carry out the purposes and intent of this Agreement. Without limiting the generality of the foregoing:

(a)          From time to time following the Closing, Sellers shall, or shall cause their applicable Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and aquittances and such other instruments, and shall take such further actions, as may be reasonably necessary to convey to Buyer, its designated Affiliates and their respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and the Transaction Documents and to assure fully to Buyer and its designated Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Buyer under this Agreement and the Transaction Documents, and to otherwise make effective the Transactions.

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(b)          From time to time following the Closing, Buyer shall, or shall cause its applicable Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and aquittances and such other instruments, and shall take such further actions, as may be reasonably necessary to return or re-convey (as applicable) to Sellers, or their respective designated Affiliates and their respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be retained by Sellers under this Agreement and the Transaction Documents (including any Aged Account Receivable) and to assure fully to Sellers the retention of the liabilities and obligations intended to be retained by Sellers under this Agreement and the Transaction Documents, and to otherwise make effective the Transactions.

7.2	Tax Matters.

(a)          Taxes Payable. Each party shall be responsible for its own income Taxes. Subject to Section 7.2(b), Sellers shall be responsible for non-income Taxes of the Business that relate to periods ending on or prior to the Closing, and Buyer shall be responsible for non-income Taxes of the Business that relate to periods beginning after the Closing. For purposes of this Agreement, the following portions of any Taxes payable with respect to a taxable period beginning on or prior to the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be allocated to the Pre-Closing Tax Period (with the remainder of such Taxes allocated to the Post-Closing Tax Period):

(i)          in the case of Taxes that are imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), other than conveyances pursuant to this Agreement, the amount which would be payable if the taxable year ended on the Closing Date; and

(ii)          in the case of Taxes imposed on a periodic basis with respect to the assets or otherwise measured by the level of any item, the amount equal to the product of (A) the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) and (B) a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(b)          Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, all federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer taxes, if any, payable upon assignment of any Transferred Contracts), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the Transactions, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), shall be borne equally by Sellers and Buyer; provided, however, that each of Sellers and Buyer shall use, and each shall cause their respective Affiliates to use, reasonable efforts to obtain any available exemptions from any such Transfer Taxes, and to cooperate with the other party in providing any information and documentation that may be necessary to obtain such exemption.

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(c)          Assistance and Cooperation. After the Closing Date, the parties hereto shall cooperate fully in connection with the filing of Tax Returns and in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns and payments in respect thereof. Each party hereto shall (i) provide timely notice to the other in writing of any pending or proposed audits or assessments with respect to Taxes for which such other party or any of its Affiliates may have a Liability, and (ii) furnish the other with copies of all relevant correspondence received from any taxing authority in connection with any audit or information request with respect to any Taxes referred to in clause (i) above. In addition, Buyer and Sellers shall cooperate in good faith in obtaining any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed by the transactions contemplated hereby.

(d)	Filing of Tax Returns:

(i)          Sellers and Buyer will each prepare and file their own income Tax Returns for all periods and will exercise exclusive control over the handling, disposition and settlement of their own income Tax Returns and any inquiry, examination, or proceeding by a Governmental Authority with respect to income Taxes.

(ii)          Sellers will prepare and timely file all non-income Tax Returns in respect of the Business that are due on or before the Closing. Buyer will prepare and timely file all non-income Tax Returns in respect of the Business due after the Closing Date (except to the extent that Seller prepares such returns under the Transition Services Agreement) and Sellers will, within 10 Business Days of written notice from Buyer, pay to Buyer the amount of any Taxes included in non-income Tax Returns prepared by Buyer and allocable to the Pre-Closing Tax Period; provided however, that within a reasonable period of time prior to filing any such non-income Tax Returns that relate to a Pre-Closing Tax Period, Buyer shall provide a draft of each such non-income Tax Return for Seller Representative’s review and approval, which approval shall not be unreasonably withheld, delayed or conditioned.

7.3	Intellectual Property.

(a)          Except as expressly set forth in Section 7.3(b), from and after the Closing, Sellers and their respective Affiliates shall have no right to use any Intellectual Property included within the Transferred Operating Assets.

(b)          Sellers and their Affiliates shall have the limited right to use any trademarks included in the Transferred Operating Assets, for a period beginning on the Closing Date and ending on (i) the date that is six months following the Closing Date, with respect to vehicles, facilities, signage, stationery, business cards, advertising materials, product, service and training literature, and other similar materials bearing such trademarks which are not included in the Transferred Operating Assets, (ii) the date is 90 days following the Closing Date with respect to web content bearing such trademarks, and (iii) solely with respect to inventory and/or packaging that is in existence as of the Closing Date bearing such trademarks, the date immediately after the sale or destruction of such inventory and/or packaging; provided that notwithstanding the foregoing, Sellers shall, and shall cause their respective Affiliates to, use their commercially reasonable efforts to discontinue the use of such trademarks at the earliest practicable time.

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(c)          Sellers and their Affiliates shall not use any of the Excluded Marks in connection with the provision of any products or services within North America. Sellers acknowledge and agree that any transferee or sublicensee of the Excluded Marks shall agree to be bound by the terms and conditions of this Section 7.3(c).

7.4	Hiring of Business Personnel; Future Benefits.

(a)          US Business Employees. The Active US Business Employees and Inactive US Business Employees will be offered employment with Buyer or an Affiliate of Buyer in accordance with applicable provisions of this Section 7.4. The Active US Business Employees (other than the Specified Active US Business Employee and the Excluded Business Personnel) will be offered employment starting on January 1, 2021 (the “Active US Employee Hire Date”). The Inactive US Business Employees will be offered employment as set forth below.

(i)          No later than 30 Business Days prior to the Active US Employee Hire Date, Seller shall provide Buyer with an update to Schedules 3.10(d) and 3.10(e) to reflect new hires, terminations or other personnel changes occurring between the date hereof and the date of the update with respect to United Stated-based Business Employees.

(ii)          Prior to the Active US Employee Hire Date, Buyer or one of its Affiliates shall offer employment to all Active US Business Employees and Inactive US Business Employees as of such date; provided, however, that Buyer shall have no obligation to offer employment to, or hire, any Active US Business Employee or Inactive US Business Employee who does not pass Buyer’s Pre-Hiring Screening.

(iii)         In the case of any Inactive US Business Employees the employment of such Inactive US Business Employees with Buyer or its Affiliates shall be effective upon the date of his or her return to active work; provided, that (i) such Inactive US Business Employees report to work with Buyer or its Affiliates within five days after the end of any such leave or such other period permitted by applicable Law, excluding only (A) the employee listed on Schedule 1.1(c) and (B) any Inactive US Business Employee whom is not required to be re-employed following such leave of absence under applicable Law, and (ii) as of such date, such Inactive US Business Employee shall become a Transferred Employee.

(iv)        Sellers shall terminate, or shall cause to be terminated, all Active US Business Employees who are offered employment by Buyer or its Affiliate effective as of the day prior to the Active US Employee Hire Date, and with respect to any Inactive US Business Employee, the day prior to their expected hire by Buyer or its Affiliate.

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(b)          Canadian Business Employees. The Canada-based Business Employees who are actively employed as of the Closing Date (the “Active Canadian Business Employees”) and Canada-based Business Employees who are on a leave of absence (other than routine sick leave or vacation) as of the Closing Date (the “Inactive Canadian Business Employees”) will be offered employment with Buyer or an Affiliate of Buyer in accordance with applicable provisions of this Section 7.4. The Active Canadian Business Employees will be offered employment starting no later than the one month anniversary of the date hereof (the “Active Canadian Employee Hire Date”). The Inactive Canadian Business Employees will be offered employment as set forth below.

(i)          No later than 10 Business Days prior to the Active Canadian Employee Hire Date, Seller shall provide Buyer with an update to Schedules 3.10(d) and 3.10(e) to reflect new hires, terminations or other personnel changes occurring between the date hereof and the date of the update with respect to Canada-based Business Employees.

(ii)          Prior to the Active Canadian Employee Hire Date, Buyer or one of its Affiliates shall offer employment to all Active Canadian Business Employees and Inactive Canadian Business Employees as of such date; provided, however, that Buyer shall have no obligation to offer employment to, or hire, any Active Canadian Business Employee or Inactive Canadian Business Employee who does not pass Buyer’s Pre-Hiring Screening.

(iii)         In the case of any Inactive Canadian Business Employees the employment of such Inactive Canadian Business Employees with Buyer or its Affiliates shall be effective upon the date of his or her return to active work; provided, that (i) such Inactive Canadian Business Employees report to work with Buyer or its Affiliates within five days after the end of any such leave or such other period permitted by applicable Law, excluding only any Inactive Canadian Business Employee whom is not required to be re-employed following such leave of absence under applicable Law; and (ii) as of such date, such Inactive Canadian Business Employee shall become a Transferred Employee.

(iv)         Sellers shall terminate, or shall cause to be terminated, all Active Canadian Business Employees who are offered employment by Buyer or its Affiliate effective as of the day prior to the Active Canadian Employee Hire Date, and with respect to any Inactive Canadian Business Employee, the day prior to their expected hire by Buyer or its Affiliate.

(c)          Notwithstanding the foregoing, nothing in this Agreement will impose on Buyer or its Affiliates any obligation to retain any Transferred Employee in its employment.

(d)          Except as otherwise provided in the Transition Services Agreement or required by applicable Law, NCH shall not terminate its relationship with any Active US Business Employees or Inactive US Business Employees, or Active Canadian Business Employees or Inactive Canadian Business Employees, during the period beginning at the Closing and ending at the Applicable Transfer Time, during which time the services of the Business Employees (in each case, following each such Business Employee’s TSA Eligibility Time) shall be made available to Buyer and its Affiliates as more fully provided in the Transition Services Agreement.

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(e)          Distribution Employees. Notwithstanding anything herein to the contrary, (i) Buyer may, but shall not be obligated to, offer employment to any Distribution Employees and (ii) except as otherwise provided in the Transition Services Agreement or required by applicable Law, NCH shall not terminate its relationship with any Distribution Employees during the period beginning at the Closing and ending at the time when the services of Distribution Employees are no longer provided to Buyer under the Transition Services Agreement. Any Distribution Employees hired by Buyer shall, effective as of the applicable hire date, be treated for all purposes as Transferred US Business Employees.

(f)          Employment Costs Through the Applicable Transfer Time. Sellers will pay all Transferred Employees any wages, bonuses (including transaction bonuses, retention bonuses, and any other accrued bonuses or other Liabilities under the Seller Benefit Plans), accrued vacation, and benefits, if any, that he or she is entitled to, up to each Transferred Employee’s Applicable Transfer Time including any other payments required by Law; provided, however, that wages, bonuses, accrued vacation, and benefits accruing in favor of any Transferred US Business Employee, Active Canadian Business Employee, Inactive Canadian Business Employee or Distribution Employee following his or her TSA Eligibility Time will be reimbursed to NCH or its applicable Affiliate by Buyer pursuant to the Transition Services Agreement as provided therein. Notwithstanding the foregoing, Buyer shall only be required to reimburse amounts pursuant to the foregoing proviso of this Section 7.4(f) and the Transition Services Agreement that relate to time periods prior to the Closing Date to the extent they are fully reflected in the Closing Net Working Capital through the Closing Date.

(g)         Employee Communication. Following the date hereof, NCH shall reasonably cooperate to allow Buyer to subject each Business Personnel to the Pre-Hiring Screening as promptly as is reasonably practicable. Sellers will cooperate with Buyer to facilitate the logistics of Buyer’s communication with the Business Personnel for the purposes of communicating employment offers, carrying out Pre-Hiring Screening, and for discussing the Business Personnel’s employment after the Applicable Transfer Time with Buyer or its Affiliates, and by making Business Personnel available from time to time following the Closing to meet and interview with Buyer’s Representatives. Sellers agree to provide Buyer with a reasonable opportunity to review, and to consider in good faith, any changes requested by Buyer, with respect to its communication plan and communications provided by Sellers or their respective Affiliates to the Business Personnel in connection with the Transactions.

(h)         Certain Severance Costs. If, following the Closing, Sellers incur any severance costs in connection with the termination of any Business Employee who (i) is a Transferred Employee or Distribution Employee, or (ii) is otherwise eligible to become a Transferred Employee but who fails Buyer’s Pre-Hiring Screening for any reason (other than a based on an ineligibility to work in the country of their primary work location), Buyer shall promptly reimburse Seller for such severance costs within 45 days following receipt of Sellers’ invoice therefore; provided, however, that (A) Seller shall bear all severance costs payable to the Specified Active US Business Employee; and (B) if Seller chooses to retain the employment of (x) any actual or potential Transferred Employee past March 31, 2021, or (y) any Distribution Employee whom Buyer has instructed Seller to terminate, for more than 90 days past the date on which the Buyer-directed termination was to have been effective, Sellers shall be liable for any severance costs in connection with the termination of any such Business Employee incurred after such date. All severance or termination costs borne by Buyer hereunder shall be paid (i) in accordance with the severance policy of NCH in effect as of the date hereof, as set forth in Schedule 7.4(n) of the Purchase Agreement (which does not provide for any severance payable in connection with a termination for cause), as it may be modified by NCH for all of its employees from time to time (and not in any manner which affects the Business Employees in a manner disproportionate to the other employees of Sellers), and/or (ii) in accordance with any binding agreement between NCH and such Business Employee, pursuant to the terms of such binding agreement in effect as of the date hereof. For the avoidance of doubt, Buyer’s obligation to pay severance amounts pursuant to this Section 7.4(h) shall be without duplication of any Buyer obligations pursuant to Section 1.2(b) of the Transition Services Agreement.

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(i)          Non-Compete, Non-Solicitation Provisions. Following the Closing Date and prior to the applicable transfer date of any Contract subject to Section 2.3(t)(i), Sellers agree to take all reasonable actions necessary to enforce any non-compete or non-solicitation provisions in sales representatives agreements and manufacturers representative agreements of Business Employees, in all cases as and to the extent directed by Buyer or a Buyer Affiliate, at the sole cost and expense of Buyer or its Affiliates. Such enforcement shall be at the sole discretion of Buyer and shall be effectuated as directed and coordinated with Buyer. Effective as of the Closing, Sellers and their respective Affiliates shall waive any covenants not to compete, covenants not to solicit, confidentiality provisions or other similar restrictions that may be applicable to the Business Personnel, but only to the extent necessary to enable such Transferred Employees to perform services for Buyer pursuant to the Transition Services Agreement, accept employment with Buyer or its Affiliates and continue in such employment without violating such covenants, provisions or restrictions. Sellers shall not, and shall cause their respective Affiliates not to, engage in any activity intended to discourage any Business Personnel who are offered employment by Buyer from accepting such offer of employment.

(j)          Maintenance of Terms and Conditions. Subject to Sections 7.4(c), 7.4(l) and 7.4(m), and unless otherwise agreed to in writing, as applicable, Buyer agrees that, with respect to each Transferred Employee, for the period commencing at the Applicable Transfer Time for such Transferred Employee and ending on the 12-month anniversary of such Applicable Transfer Time (the “Relevant Period”), it shall provide (or cause its Affiliates to provide) such Transferred Employee with, annual base salary, target incentive compensation opportunities (including bonus and commission opportunities, but excluding special, one-time or Transaction-related bonuses) and employee benefits (other than retiree medical or other post-employment benefits) that are substantially similar in the aggregate to his or her annual base salary, target incentive compensation opportunities (including ordinary course bonus opportunities but excluding special, one-time or Transaction-related bonuses) and employee benefits (pursuant to Seller Benefit Plans) in effect immediately prior to such Applicable Transfer Time, as disclosed to Buyer in Schedule 3.9(a) and Schedule 3.10(d) (and as such amounts may be amended or modified following the Closing in accordance with the terms of the Transition Services Agreement).

(k)         Defined Contribution Plans. As of the Applicable Transfer Time, each US-based Transferred Employee shall cease participation in any defined contribution plan and trust intended to qualify under Section 401(a) of the Code (collectively, the “Seller DC Plan”) and Buyer shall cause such Transferred Employee to commence participation in one or more defined contribution plans and trusts intended to qualify under Section 401(a) of the Code sponsored by Buyer (or its Affiliates) (collectively, the “Buyer DC Plan”) on terms that reflect the service credit provisions of Section 7.4(l). Effective as of the Applicable Transfer Time or any subsequent date reasonably requested by Buyer (but not later than the 60th day following the Applicable Transfer Time), Buyer shall cause each Transferred Employee to be eligible to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of their account balances (including participant loans) under the Seller DC Plan to the Buyer DC Plan in the form of cash and participant loan notes.

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(l)           Service Credit. Buyer shall grant (or cause its Affiliates to grant) each Transferred Employee credit for years of prior service, and recognize such employee’s continuity of service, with the applicable Seller or Affiliate thereof, for all purposes (including without limitation under each employee benefit plan sponsored or maintained by Buyer or any of its Affiliates, including benefit accrual for the purposes of any entitlement during employment, or entitlement or severance due on termination of employment), in all cases, to the extent provided for under a similar Seller Benefit Plan; provided, however, that such credit shall not result in (i) any accrual of benefits under a defined benefit pension plan, or (ii) a duplication of benefits. Buyer and Sellers agree to cooperate and exchange such information as is necessary to avoid any such duplication of benefits. For the avoidance of doubt, Buyer shall (or shall cause its Affiliates to) credit each Transferred Employee with all paid time off accrued following the Closing and unused by such Transferred Employee through the Applicable Transfer Time, provided that, to the extent required by applicable Law, all paid time off accrued and unused by such Transferred Employee through the Applicable Transfer Time shall be paid to the Transferred Employee by the applicable Seller or its Affiliate, as applicable, and reimbursed by Buyer (provided, that to the extent such payment relates to pre-Closing periods, Buyer shall only be required to provide such reimbursement to the extent accrued as a Liability in the calculation of Closing Net Working Capital).

(m)         Welfare Plans. As of the Applicable Transfer Time, each Transferred Employee shall cease participation in the health and welfare benefit plans of Sellers and their Affiliates (each, a “Seller Welfare Plan”) and Buyer shall cause such Transferred Employee to be eligible to commence participation in the health and welfare benefit plans maintained, administered or contributed to by Buyer and its Affiliates. Sellers and their Affiliates shall be responsible for providing benefits in respect of claims incurred under a Seller Welfare Plan for Transferred Employees, and their beneficiaries and dependents prior to the Applicable Transfer Time. Benefits in respect of all welfare plan claims incurred by Transferred Employees at or after the Applicable Transfer Time shall be provided by Buyer and its Affiliates. For purposes of this Section 7.4(m), the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits, (ii) health or medical, dental, vision care and/or prescription drug benefits, upon provision of the applicable services, materials or supplies and (iii) with respect to short term and long-term disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or expense.

(n)	Employment At-Will; Severance.

(i)          Buyer agrees that during the Relevant Period Buyer or an Affiliate shall provide severance benefits to Transferred Employees who commence employment with Buyer or any of its Affiliates and during the Relevant Period are terminated by Buyer or such Affiliates due to redundancy or reorganization that are no less favorable to such Transferred Employees than the benefits under Sellers’ applicable severance policy in effect as of the date hereof, as set forth on Schedule 7.4(n); provided that Buyer shall have no obligation to provide severance benefits to Transferred Employees whose employment is terminated for cause or who, with Buyer’s consent with respect to Seller’s obligations under Section 5.2(c), thereafter become employees of Sellers or any of their respective Affiliates. Nothing in this Agreement will, after the Closing Date, impose on Buyer any obligation to retain any Transferred Employee in its employment.

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(ii)         Neither Buyer nor any of Buyer’s Affiliates shall assume, continue, maintain or have any Liability or obligation thereunder, or be obligated to assume, continue or maintain, any Seller Benefit Plan or any other employee benefit plan, program or arrangement maintained or contributed to by Seller or any of its Affiliates, and no assets or Liabilities under any Seller Benefit Plan or any other employee benefit plan, program or arrangement maintained or contributed to by Seller or any of its Affiliates shall be transferred to, or be assumed by, Buyer or its Affiliates or any benefit plans maintained by Buyer or its Affiliates. Except to the extent expressly set forth in this Section 7.4 or in the Transition Services Agreement, neither Buyer nor any of Buyer’s Affiliates shall assume, continue, maintain or have any Liability or obligation thereunder, or be obligated to assume, continue or maintain, any Liability or obligation in respect of any Business Employee (or any other employee or service provider of the Sellers) prior to the Closing Date.

(o)         COBRA. NCH and its Affiliates shall comply with the provisions of COBRA, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA (and assume and retain all responsibility for providing notice and continuation coverage as may be required thereunder), with respect to any employee, former employee or beneficiary of such employee or former employee who is covered by any group health plan, as defined in Section 5000(b)(1) of the Code maintained by Sellers or their respective Affiliates as of the Applicable Transfer Time or whose “qualifying event” as defined in COBRA and its regulations occurs on or prior to the Applicable Transfer Time, pursuant to the provisions of COBRA, including all “qualified M&A beneficiaries” as defined by COBRA and its regulations.

(p)         WARN. Sellers and their respective Affiliates shall be responsible for any required notices and other obligations under the WARN Act for any terminations by it up to and including the date and time of the Closing, and Buyer shall be responsible for any required notices and any other obligations under the WARN Act for any terminations by it after the date and time of the Closing as it relates to Transferred Employees.

(q)         ACA. For purposes of any reporting required under the Affordable Care Act or any other applicable Law, at the request of Buyer, NCH shall timely provide Buyer or any of its Affiliates with any information in its possession that is necessary for Buyer or its Affiliates to timely comply with such Affordable Care Act reporting requirements.

(r)          Pre-Existing Conditions and Co-Payments. Buyer shall (or shall cause its Affiliates to) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any health and welfare plans in which such Transferred Employees are eligible to participate at or after the Applicable Transfer Time to the extent that such limitations were waived under the applicable Seller Welfare Plan.

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(s)          No Third-Party Beneficiaries. The provisions of this Section 7.4 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 7.4. Nothing herein shall be construed as an establishment or adoption of, or an amendment to, any Seller Benefit Plan or other employee benefit plan for any purpose.

7.5	Other Post-Closing Assistance.

(a)          After the Closing, each party hereto agrees to provide to the other, as soon as reasonably practicable after written request therefor and at the requesting party’s sole expense, reasonable access, during normal business hours, to such party’s information Related to the Business (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting party; or (ii) as reasonably necessary for financial and Tax reporting and accounting matters; provided, however, that no party shall be required to provide access to or disclose information where such access or disclosure would violate any Law or agreement, waive any attorney-client privilege or disclose competitively sensitive information, and, in the event such provision of information could reasonably be expected to violate any Law or agreement, waive any attorney-client privilege or disclose competitively sensitive information, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. Notwithstanding the foregoing, this Section 7.5(a) shall not apply to Actions with respect to which such parties are in dispute as to whether a party has an obligation to provide indemnification under Article VIII. Any information provided to Sellers hereunder shall be subject to the confidentiality provisions of Section 5.3.

(b)          Production of Witnesses; Records; Cooperation. In the case of a pending or threatened Action between one party and a third party relating to the Business, the Transferred Assets, the Assumed Liabilities, this Agreement (including any matters subject to indemnification hereunder) or the transactions contemplated hereby, or any other Ancillary Agreements, each party hereto shall use its commercially reasonable efforts to make available to the other party, upon reasonable written request, the former, current and future officers, employees, other personnel and agents of such party as witnesses, and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person or books, records or other documents may reasonably be required in connection with such pending or threatened Action; provided, however, that no party hereto shall be required to provide access to or disclose information where such access or disclosure would violate any Law or agreement, waive any attorney-client privilege or disclose competitively sensitive information, and, in the event such provision of information could reasonably be expected to violate any Law or agreement, waive any attorney-client privilege or disclose competitively sensitive information the parties hereto shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. The requesting party shall bear all out of pocket costs and expenses in connection with the foregoing (unless an Indemnified Party is entitled to indemnification therefor under Article VIII, in which case the costs and expense shall be borne by the Indemnitor as set forth in Article VIII). The foregoing shall not limit any of the rights of the parties hereto under Article VIII.

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(c)          Third Party Confidential Information. Nothing in this Section 7.5 shall require either party hereto to violate any agreement with any third parties regarding the confidentiality of confidential and proprietary information; provided, however, that in the event that either party hereto is required under this Section 7.5 to disclose such information, such party shall use commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information and implement the requisite procedures to enable the disclosure of such information.

7.6	Post-Closing Receipt of Receivables; Wrong-Pocket.

(a)          From and after the Closing, if Sellers or any of their respective Affiliates receives or collects any funds related to any Transferred Asset, Sellers shall, and shall cause their respective Affiliates to, remit such funds to Buyer within five Business Days after its receipt thereof. From and after the Closing, if Buyer or any of its Affiliates receives or collects any funds relating to any Excluded Asset, Buyer shall, or shall cause its Affiliate to, remit any such funds to NCH within five Business Days after its receipt thereof. Without limiting the generality of the foregoing, in the event that at any time, or from time to time after the Closing Date, Sellers on the one hand or Buyer on the other (or any of their respective Affiliates) shall receive or otherwise possess any asset (including cash) that belongs to another party pursuant to, and subject to, the terms and conditions of this Agreement, the recipient or possessor of such asset shall use commercially reasonable efforts to promptly transfer, or cause to be transferred (to the extent transferable), such asset to the party so entitled thereto. In furtherance of the foregoing, (i) Buyer undertakes and agrees to return any Excluded Assets that are transferred to Buyer at or after the Closing, and to forward or remit to the applicable Seller any payments received by Buyer or any of its Affiliates on account of any such Excluded Assets, and (ii) Sellers undertake and agree to transfer any Transferred Assets that are not transferred to Buyer at or after the Closing, and to forward or remit to Buyer any payments received by Sellers or any of their respective Affiliates on account of any such Transferred Asset, including any accounts or notes receivable, in each case of clauses (i) and (ii), for no additional consideration. Prior to any such transfer, the Person receiving or possessing such asset shall hold such asset in trust for such other Person.

(b)          In the event that, following the Closing, Buyer collects Accounts Receivable included within the Transferred Net Working Capital Assets in an aggregate amount which exceeds the Accounts Receivable (net of reserve) that was included in the Closing Net Working Capital, Buyer shall promptly remit the amount of such difference to NCH within five Business Days after its receipt thereof. In the event that Accounts Receivable included within the Transferred Net Working Capital Assets have not been collected by Buyer within 120 days following the Closing in an aggregate amount that equals or exceeds the Accounts Receivable (net of reserve) that was included in the Closing Net Working Capital, (i)(A) Buyer shall invoice NCH promptly for the amount of such difference, and (B) contemporaneously with NCH’s payment of such invoice, assign the applicable uncollected Accounts Receivable to NCH and (ii) NCH shall remit the amount of such difference to Buyer within five Business Days after its receipt of Buyer’s invoice therefor. Buyer shall provide reasonable assistance to NCH (at NCH’s sole cost and expense) in collecting any (x) Accounts Receivable so assigned to NCH and (y) any Aged Accounts Receivable.

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7.7          Reimbursable Warranty Claims. With respect to any Excluded Liability described in Section 2.8(l) which entitles the beneficiary thereof to service or specific performance (“Reimbursable Warranty Claims”): (a) at Sellers’ request, Buyer shall perform any such service or specific performance notwithstanding the fact that such Reimbursable Warranty Claims constitute Excluded Liabilities, and (b) Sellers shall promptly reimburse Buyer for any costs and expenses incurred by Buyer in providing such service or specific performance. Notwithstanding the foregoing, to the extent that in performing any such service or specific performance, Buyer (or its Affiliates) have the ability to pursue any warranties, representations and guarantees made by suppliers, manufacturers and contractors constituting Transferred Operating Assets pursuant to Sections 2.3(o), 2.3(p) or 2.3(q), Buyer shall, or shall cause its Affiliates to, use reasonable efforts to pursue such rights under such warranties, representations and guarantees, and shall not charge Seller for any portions of such service or specific performance to the extent performed by or at the expense of an unaffiliated third Person pursuant to any such warranty, representation or guarantee; provided that in no event will Buyer be required to commence any Action against any such unaffiliated third Person.

7.8          IBNR Medical Costs.  Sellers shall invoice Buyer, on a monthly basis, for the IBNR Medical Costs contemplated by Section 2.7(a) as such IBNR Medical Costs are paid by Seller, and Buyer shall pay such invoice within 30 days after receipt thereof.

Article VIII
INDEMNIFICATION

8.1          Survival of Representations, Warranties and Covenants. The representations and warranties contained in this Agreement, including any rights arising out of any breach of such representations and warranties, shall survive the Closing until the date that is 18 months after the Closing Date, except that (i)(A) the Fundamental Representations shall survive indefinitely after the Closing Date, (B) the representations and warranties set forth in Section 3.11 (Taxes) and Section 3.17 (Environmental Matters) shall each respectively survive for a period of six years from and after the Closing Date; and (ii) the survival expiration set forth herein shall not limit any claims based on Fraud. Covenants and agreements contained in this Agreement shall survive the Closing indefinitely in accordance with their terms. If a claim for indemnification with respect to the breach of, or inaccuracy in, any representation or warranty contained in this Agreement is properly asserted in accordance with this Article VIII prior to the expiration of such representation or warranty, then such representation or warranty shall survive beyond the applicable survival date set forth above until the resolution of such claim for indemnification. The survival periods set forth and agreed to in this Section 8.1 shall supersede any statute of limitations that may otherwise be applicable.

8.2	Indemnification.

(a)          Subject to Section 8.4, from and after the Closing, NCH shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective officers, directors, members, managers, partners, equityholders, representatives, agents and successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against and in respect of any and all Damages any Buyer Indemnified Party may suffer, sustain or incur that result from, arise out of, relate to, or are caused by, any of the following: (i) any breach of, or inaccuracy in, any representation or warranty of Sellers contained in this Agreement, other than Sellers’ Fundamental Representations; (ii) any breach of, or inaccuracy in, the Fundamental Representations; (iii) the Excluded Liabilities; (iv) any breach of any covenant or agreement of Sellers contained in this Agreement; and (v) any Existing Litigation.

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(b)          Subject to Section 8.4, from and after the Closing, Buyer shall indemnify, defend and hold harmless Sellers and their respective Affiliates and their respective officers, directors, members, managers, partners, equityholders, representatives, agents and successors and assigns (collectively, the “Seller Indemnified Parties”) from and against and in respect of any and all Damages any Seller Indemnified Party may suffer, sustain or incur that result from, arise out of, relate to, or are caused by, any of the following: (i) any breach of, or inaccuracy in, the representations and warranties of Buyer contained in this Agreement; (ii) the Assumed Liabilities; and (iii) any breach of any covenant or agreement of Buyer contained in this Agreement.

8.3	Indemnification Claim Procedures.

(a)          If any Action is commenced or threatened by any Person that is not a party hereto or an Affiliate of a party hereto (a “Third Party Action”) that may give rise to a claim for indemnification (an “Indemnification Claim”) by any Person entitled to indemnification pursuant to Section 8.2 (each, an “Indemnified Party”), then such Indemnified Party shall promptly after it becomes aware of such Third Party Action (except that no such notice shall be required in connection with any Existing Litigation) (but in no event later than ten Business Days thereafter (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice accompanied by a statement from an officer of the Indemnified Party (A) describing in reasonable detail the nature of the Action to the extent known (including specifying with reasonable particularity the underlying facts actually known or in good faith believed by the affiant sufficient to establish, as of the date of such statement, the basis for the Third Party Action), (B) including a copy of all papers served with respect to such Action, (C) including the Indemnified Party’s estimate of the amount of Damages that may arise from such Action (if capable of being estimated at such time), and (D) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement. Thereafter, the Indemnified Party shall deliver to the Indemnitor, as soon as reasonably practicable but not later than five Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Action. Failure by the Indemnified Party to provide notification to the Indemnitor in accordance with this Section 8.3(a) will not relieve the Indemnitor of any Liability that it may have to the Indemnified Party, except (and then only to the extent) the defense of such Action is materially prejudiced by the Indemnified Party’s failure to give such notice.

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(b)          Except as otherwise set forth in Section 8.3(e) with respect to any Existing Litigation, an Indemnitor shall be entitled to participate in the defense of (but not control) any Third Party Action, and, if it so chooses, may elect at any time to assume and thereafter conduct and control the defense of and any Third Party Action subject to any such Indemnification Claim with counsel of the Indemnitor’s choice. If the Indemnified Party gives an Indemnitor notice of a Third Party Action and the Indemnitor does not, within 15 days after such notice is given, (i) give notice to the Indemnified Party of its election to assume the defense of the Action, including an acknowledgement in writing of the Indemnitor’s indemnification obligations to the Indemnified Party with respect to any Indemnification Claim related to such Action (subject to the limitations set forth in Section 8.4) and (ii) thereafter promptly assume and use commercially reasonable efforts to pursue such defense, then the Indemnified Party may conduct the defense of such Action at the expense of the Indemnitor (subject to the Indemnitor’s right to later assume control of such Third Party Action if it otherwise satisfies the applicable criteria hereunder). Notwithstanding anything to the contrary (except as set forth in Section 8.3(e) with respect to any Existing Litigation), the Indemnitor shall not be entitled to assume the defense of any Third Party Action (A) in which the aggregate amount of Damages reasonably expected to be incurred in connection with such Third Party Action exceeds by 100% or more the amount by which the Indemnitor would be liable to the Indemnified Party after giving effect to the Cap, if applicable, (B) where such Third Party Action involves criminal or quasi-criminal allegations, or (C) where such Third Party Action seeks an injunctive or other non-monetary relief that would have a significant impact on the Business. If the Indemnitor shall assume the defense of any Third Party Action, (x) the Indemnitor shall not be liable to the Indemnified Party for legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, and (y) the Indemnified Party may participate, at its own expense, in the defense of such Indemnification Claim (but not control such defense); provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnitor if (1) so requested by the Indemnitor to participate or (2) based on the good-faith written advice of counsel to the Indemnified Party, a conflict exists between the Indemnified Party and the Indemnitor that would make such separate representation advisable; provided, further, that the Indemnitor shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Indemnification Claim.

(c)          Except as otherwise set forth in Section 8.3(e) with respect to any Existing Litigation, the party controlling the defense of a particular Third Party Action (the Indemnified Party or the Indemnitor, as applicable), shall keep the other party informed of all material developments and events relating to such Third Party Action, and each of the Indemnified Party and the Indemnitor shall cooperate reasonably with the conduct of such defense by the controlling party (but, for the avoidance of doubt, shall not be required to make or participate in any claims, counterclaims or cross complaints against any Person in connection with such Action), and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(d)          Except as otherwise set forth in Section 8.3(e) with respect to any Existing Litigation, neither the Indemnitor nor the Indemnified Party will approve the entry of any judgment or enter into any settlement or compromise with respect to any Third Party Action without the prior written approval of the counterparty (the Indemnified Party or the Indemnitor, as applicable) (which must not be unreasonably conditioned, withheld, delayed or denied (except in the case of a settlement or compromise for non-monetary restrictions on the freedom of the Indemnified Party or any of its Affiliates to operate, in which case such approval may be withheld at the Indemnified Party’s sole discretion)), unless (x) the terms of such settlement provide for a complete release of the claims that are the subject of such Action in favor of the counterparty, (y) there is no finding or admission of any violation of any Law or the rights of any other Person by any counterparty and (z) the sole relief is monetary Damages that shall be paid in full by Persons other than the counterparty or its Affiliates.

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(e)          Notwithstanding anything herein to the contrary, the provisions of Sections 8.3(b), 8.3(c) and 8.3(d) shall be inapplicable to any Existing Litigation and NCH and its Affiliates shall (i) have the unrestricted right to control, and hereby assume the defense of, all Existing Litigation, (ii) have no duty to keep Buyer apprised of, or allow Buyer to participate in the defense of, such Existing Litigation, and (iii) not require the consent of Buyer to approve the entry of any judgment or enter into any settlement or compromise with respect to any Existing Litigation, except, in the case of the foregoing clauses (ii) and (iii), if Buyer or one of its Affiliates is named in such Existing Litigation in connection with or following the Transactions, in which case the applicable provisions of Sections 8.3(b), 8.3(c) and 8.3(d) shall control over the foregoing clauses (ii) and (iii).

(f)          If any Indemnified Party becomes aware of any circumstances that give rise to an Indemnification Claim for any matter not involving a Third Party Action, then such Indemnified Party shall promptly after it becomes aware of the basis for such claim (but in no event later than 15 Days thereafter) (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice accompanied by a statement from an officer of the Indemnified Party (A) describing in reasonable detail the nature of the Indemnification Claim to the extent known (including specifying with reasonable particularity the underlying facts actually known or in good faith believed by the affiant to exist sufficient to establish, as of the date of such affidavit, the basis for the Indemnification Claim), (B) including the Indemnified Party’s reasonable estimate of the amount of Damages that may arise from such circumstances (if capable of being estimated at such time), and (C) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement. Failure by the Indemnified Party to provide notification to the Indemnitor in accordance with this Section 8.3(f) will not relieve the Indemnitor of any Liability that it may have to the Indemnified Party, except (and then only to the extent) the defense of such Action is materially prejudiced by the Indemnified Party’s failure to give such notice. Following the receipt of such notice in accordance with this Section 8.3(f), the Indemnitor shall have 30 days from the date it receives such notice (the “Dispute Period”) to make such investigation of the claim as the Indemnitor deems necessary or desirable. If the Indemnitor disagrees with the validity or amount of all or a portion of such claim made by the Indemnified Party, the Indemnitor shall deliver to the Indemnified Party written notice thereof (the “Dispute Notice”) prior to the expiration of the Dispute Period. If no Dispute Notice is received by the Indemnified Party within the Dispute Period or the Indemnitor provides notice that it does not have a dispute with respect to such claim, such claim shall be deemed approved and consented to by the Indemnitor (such claim, an “Approved Indemnification Claim”). If a Dispute Notice is received by the Indemnified Party within the Dispute Period and the Indemnified Party and the Indemnitor do not agree to the validity and/or amount of such disputed claim, no payment shall be made until such disputed claim is resolved, whether by adjudication of such matter, agreement between the Indemnified Party and the Indemnitor, or otherwise (and upon any such resolution, such claim shall be deemed to be an Approved Indemnification Claim).

(g)          At the reasonable request of the Indemnitor in connection with any Indemnification Claim for matters involving a Third Party Action (including any Existing Litigation), each Indemnified Party shall grant the Indemnitor and its Representatives reasonable access to the books and records, employees and properties of such Indemnified Party (except for any information that is subject to attorney-client privilege or the disclosure of which is prohibited by Law or agreement) to the extent reasonably related to the matters to which the applicable Indemnification Claim relates and solely to the extent necessary to, and for the purpose of, defending such Indemnification Claim. All such access shall be granted during normal business hours and shall be granted under conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party; provided that (i) such access shall be at the Indemnitor’s sole cost and expense and (ii) the Indemnitor shall not be permitted to perform any environmental sampling, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions.

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8.4          Limitations on Indemnification Liability; Calculation of Damages. Notwithstanding any provision of this Agreement to the contrary, any claims an Indemnified Party makes under this Article VIII shall be limited as follows:

(a)          Indemnification Deductible and Cap. Except in the case of Fraud, (i) no Buyer Indemnified Party shall be entitled to indemnification for any Damages under Section 8.2(a)(i) unless and until one or more claims identifying such Damages in excess of $353,000 in the aggregate (the “Deductible Amount”) has or have been delivered to NCH, and such amount is payable in accordance with this Article VIII, whereupon only the aggregate amount of such Damages in excess of the Deductible Amount shall thereafter be recoverable in accordance with the terms hereof; provided, further that NCH shall not have any obligation to indemnify any Buyer Indemnified Party under Section 8.2(a)(i) with respect to any Damages of less than $20,000 per occurrence (for purposes hereof, aggregating multiple claims arising out of the same set of facts and circumstances) and such amounts shall not count towards the Deductible Amount, and (ii) the aggregate amount of Damages for which the Buyer Indemnified Parties shall be entitled to indemnification pursuant to Section 8.2(a)(i) shall not exceed $3,530,000 (the “Cap”). In no event shall NCH’s aggregate indemnity liability under Section 8.2(a)(i), (ii) and (iv) or Buyer’s aggregate liability under Section 8.2(b)(i) and (iii) exceed the Cash Purchase Price.

(b)	Damages Net of Proceeds from Alternative Arrangements.

(i)          All Damages for which any Indemnified Party would otherwise be entitled to indemnification under this Article VIII shall be reduced by the amount of proceeds actually received by such Indemnified Party in respect of any Damages incurred by such Indemnified Party under any Alternate Arrangements (net of any fees, costs and expenses of collection or increased premiums, if applicable). In the event any Indemnified Party is entitled to any proceeds from Alternate Arrangements in respect of any Damages for which such Indemnified Party is entitled to indemnification pursuant to this Article VIII, such Indemnified Party shall use commercially reasonable efforts to obtain or receive such proceeds; provided, however, that such Indemnified Party shall have no obligation to litigate against any third party, including any insurance company, to obtain any such proceeds. Except pursuant to a settlement agreed to by the Indemnitor, the Indemnified Party will not waive or release any contractual right to recover from a third party any loss subject to indemnification hereby without the prior written consent of the Indemnitor not to be unreasonably withheld, conditioned or delayed.

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(ii)           In the event that any such insurance proceeds are actually received by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds relate, an appropriate refund shall be made promptly by the relevant Indemnified Parties to the Indemnitor in an amount not to exceed the amount by which (i) the amount of such insurance proceeds received by the Indemnified Party, net of any fees, costs and expenses or increased premiums incurred by such Indemnified Party in collecting such amount, plus the payment received from the Indemnitor, exceeds (ii) the total Damages suffered or incurred by the Indemnified Party with respect to the applicable Indemnification Claim.

(c)          Types of Damages. No Indemnified Party shall be entitled to indemnification for any consequential, incidental, indirect, special, punitive or exemplary Damages except, in each case, to the extent such Damages are finally awarded in connection with a Third Party Action against the Indemnified Party.

(d)          Materiality. For the purpose of determining (i) whether there is a breach of any representation or warranty for purposes of this Article VIII, and/or (ii) the amount of Damages, the representations and warranties of Sellers will not be deemed to be qualified by any references to “materiality”, “in all material respects” or “Material Adverse Effect;” provided, however, that (i) the foregoing exclusion shall not be construed to affect the definitions of “Material Contract,” “Material Customer,” “Material Supplier,” and “Material Adverse Effect” and (ii)(A) the term “Material Adverse Effect” in clause (i) of Section 3.18, and (B) the “materiality” qualifiers in Sections 3.5(b), 3.8(a)(ix), 3.9(b), 3.14 (second sentence only), 3.16(a) (final sentence only), 3.16(e), clause (ii) of Section 3.18, and Section 3.18(c), shall not be disregarded for purposes of determining breach (i.e., such representations shall be deemed qualified by such qualifiers) but shall be disregarded for purposes of determining Damages.

(e)          No Duplicative Recovery. Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to recover for the same Damage more than once (i.e., a double recovery) pursuant to this Agreement or any Transaction Document (it being understood that this clause (e) is only intended to prevent a double recovery of the same Damage and not to prevent recovery of additional Damages, whether arising from the same or similar overlapping facts, events, circumstances or conditions or otherwise). Without limiting the generality of the foregoing, Sellers shall have no liability for any Damage arising from any breach of any representation or warranty to the extent that such amount had been raised and taken into account in the calculation of Closing Net Working Capital.

(f)          Buyer Actions. The Sellers shall not have any liability under any provision of this Agreement for any Damage to the extent that such Damage relates to action taken by the Buyer Indemnified Parties or any other Person (other than Sellers or their respective Affiliates or Representatives) after the Closing Date.

(g)          Tax Benefit. The amount of any and all Damages under this Article VIII will be determined net of any Tax benefit actually realized (net of (i) any costs incurred in connection with the collection thereof and (ii) any Tax cost actually incurred by an Indemnified Party arising from such Person’s receipt of the applicable indemnification payment) by an Indemnified Party in the taxable year of the Damage or in the next succeeding taxable year. A Tax benefit will be deemed to be realized if and to the extent the Indemnified Party’s cumulative liability for Taxes determined without regard to the relevant Damage exceeds the Indemnified Party’s cumulative liability for Taxes determined by taking into account the relevant Damage as the last item of deduction.

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(h)          Mitigation. Each Party shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Damage upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

(i)          Tax Treatment. All amounts paid with respect to Indemnification Claims under this Agreement shall be treated by the parties hereto for all Tax purposes as adjustments to the Purchase Price, unless otherwise required by Law.

8.5	Indemnification Sole and Exclusive Remedy.

(a)          Except (i) for remedies that cannot be waived as a matter of applicable Law, (ii) as provided in Section 2.11, (iii) for specific performance and injunctive relief or (iv) in respect of claims based on Fraud, the parties hereto (on their own behalf and on behalf of any Person claiming by or through them, including the Indemnified Parties) acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant or other agreement set forth in, or otherwise pursuant to, this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, or otherwise.

(b)          This Agreement may only be enforced against, and any claim, action, suit or other Action based upon, arising out of, or related to the Transaction Documents, or the negotiation, execution or performance of the Transaction Documents, may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party, except in the case of Fraud. In no event following the Closing shall the Indemnified Parties have any recourse against any Persons who are, were or will be equityholders, directors or officers of Buyer or Sellers (in their capacities as such), or any Affiliates (other than Sellers or Buyer, as applicable), partners, agents, or attorneys of any of such shareholders, directors or officers (in their capacities as such) (collectively, the “Exculpated Parties”), or their Affiliates (other than Sellers or Buyer, as applicable), in each case, with respect to the Transaction Documents or otherwise relating to the Transactions.

(c)          The provisions in this Agreement relating to indemnification and the limits imposed on the Indemnified Parties’ remedies with respect to this Agreement and the Transactions (including in this Article VIII) were specifically bargained for between sophisticated Persons, were specifically taken into account in the determination of the Purchase Price and were relied upon by the Buyer and Sellers in agreeing to provide their respective representations and warranties and indemnities (as applicable) set forth herein.

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8.6	Satisfaction of Indemnification Claims.

(a)          An Indemnified Party shall be entitled to payment for any Agreed Claim within five Business Days of the determination of any such Agreed Claims.

(b)          Any Indemnification Claim by Buyer on behalf of any Buyer Indemnified Party for Damages under this Article VIII shall be satisfied in the following order (i) first, by exercise of Buyer’s Set-Off Rights if then applicable; and (ii) second, by NCH by wire transfer of immediately available funds to an account designated by Buyer.

(c)          Any claim by Sellers on behalf of any Seller Indemnified Party for Damages under this Article VIII shall be satisfied in the following order: (i) first, by exercise of Sellers’ Set-Off Rights if then applicable; and (ii) second, by Buyer by wire transfer of immediately available funds to an account designated by Seller Representative.

8.7          Set-Off Rights. (a) Buyer on behalf of the Buyer Indemnified Parties, shall have the right to set-off against the Deferred Compensation Payments or against any payment owed to Sellers under the Transition Services Agreement (but, except with respect to Agreed Claims, not against the Deferred Asset Consideration), and (b) Sellers on behalf of the Seller Indemnified Parties shall have the right to set-off against any payment owed to Buyer hereunder or under the Transition Services Agreement, (i) the amount of any Agreed Claim, and (ii) amounts reasonably determined by Buyer or Seller Representative (as applicable) on behalf of such Indemnified Parties as necessary to satisfy then-pending claims in respect of indemnification rights of the Buyer Indemnified Parties or Seller Indemnified Parties (as applicable) under this Article VIII (collectively, “Set-Off Rights”); provided, however, in the case of this clause (ii), that if an Indemnified Party’s entitlement to such indemnification is disputed by the Indemnitor, the party executing such Set-Off Rights must deposit such amounts in a third-party escrow account governed by an escrow agreement by and between Buyer, Seller Representative and PNC Bank, N.A. (or another financial institution which is mutually-agreeable to Buyer and Seller Representative) as escrow agent which provides for release of such amounts only upon the joint written instructions of Buyer and the Seller Representative or the order of a final, non-appealable order of court of competent jurisdiction, and Buyer and Seller covenant to instruct the escrow agent thereunder to release such amount upon its becoming an Agreed Claim. The exercise of such Set-Off Rights by Buyer or Sellers in good faith and in accordance with this Section 8.7, whether or not the underlying claim is ultimately determined to be justified, will not constitute a breach by Buyer of this Agreement or the Transition Services Agreement.

Article IX
MISCELLANEOUS

9.1          Seller Representative.  In order to administer efficiently the Transactions contemplated by the Transaction Documents, including (i) any post-Closing adjustments contemplated by Section 2.11 and the settlement of any related disputes, (ii) any dispute regarding the Purchase Price Allocation, (iii) the waiver of any breach or default hereunder, and (iv) the defense and/or settlement of any claims that may be made by Buyer following the Closing, each Seller hereby designates NCH as its representative (NCH, in such capacity, acting on behalf of itself and the other Seller, the “Seller Representative”).

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(b)          Each Seller hereby irrevocably grants the Seller Representative full power and authority to act as agent and attorney-in-fact for such Seller, (i) to take all action necessary in connection with the waiver of any breach or default hereunder, the waiver of any condition to the obligations of the Sellers to consummate the transactions contemplated hereby, or the defense and/or settlement of any claims that may be made by Buyer following the Closing, (ii) to give and receive all notices required to be given or received by the Sellers under this Agreement or any other Transaction Document, (iii) to authorize payments to Buyer in satisfaction of claims by Buyer, to object to such deliveries, to agree to negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, (iv) to review and approve all matters required to be reviewed and/or approved by any Seller pursuant to 2.11 (Working Capital Adjustment), 2.12 (Purchase Price Allocation), 2.14 (Withholding) 7.2 (Tax Matters), and (v) to take any and all additional action necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing or as is contemplated to be taken by or on behalf of the Sellers by the terms of this Agreement and the other Transaction Documents. In addition, the Seller Representative shall be responsible for dispersing amounts received pursuant hereto to the applicable Seller upon receipt of the same by wire transfer from Buyer, in each case, net of any expenses to Seller Representative.

(c)          The agency of the Seller Representative may be changed by the Sellers from time to time upon not less than ten days’ prior written notice to Buyer; provided, that the Seller Representative may not be removed unless NCH agrees to such removal and to the identity of the substituted agent. No provision of this Agreement shall restrict in any way the ability or right of the Seller Representative to voluntarily resign from such position at any time, and any such resignation shall be done without any liability to the Seller Representative. In the event the Seller Representative resigns, Sellers shall promptly appoint a new Seller Representative.

(d)          All decisions and actions by the Seller Representative, including without limitation any agreement between the Seller Representative and Buyer relating to the defense and/or settlement of any claims that may be made by Buyer following the Closing, shall be binding upon all of the Sellers and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

(e)          By each Seller’s execution of this Agreement, such Seller agrees that:

(i)          Buyer shall be able to rely conclusively on the instructions and decisions of the Seller Representative as to the settlement of any claims for indemnification of Buyer or any other actions required or permitted to be taken by the Seller Representative hereunder;

(ii)           all actions, decisions and instructions of the Seller Representative shall be conclusive and binding upon all of the Sellers, and no Seller shall have any cause of action against the Seller Representative for any action taken, decision made or instruction given by the Seller Representative under this Agreement, except for fraud or willful breach of this Agreement by the Seller Representative;

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(iii)          notices or communications to or from the Seller Representative shall constitute notice to or from each of the Sellers for purposes of this Agreement and the other Transaction Documents;

(iv)          the provisions of this Section 9.1 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the Transactions;

(v)           as between such Seller and the other Sellers, the Seller Representative shall have full power to determine all questions and doubts arising in relation to any of the provisions of the Transaction Documents and every such determination made in good faith shall be conclusive and binding on the Sellers, and the Seller Representative may act on the opinion or advice of, or information obtained from, any attorney, banker, broker, accountant or other expert and shall not be responsible for any loss occasioned by so acting;

(vi)          such Seller shall, together with all of the other Sellers, jointly and severally indemnify the Seller Representative from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Seller Representative by Buyer, other Sellers or any other person in connection with this Agreement and in suing for and recovering any sum due to the Sellers or any of them under this Agreement;

(vii)         in performing the functions specified in this Agreement the Seller Representative shall not be liable to any Seller in the absence of fraud or willful misconduct on the part of the Seller Representative; and

(viii)        the provisions of this Section 9.1 shall be binding upon the successors, assigns, executors, heirs, trustees, successor trustees, and each of their respective Representatives of each Seller, and any references in this Agreement to a Seller shall mean and include the successors to each such Seller’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

9.2          Waiver. No waiver by either of the parties hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver. No waiver by either of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether or not intentional, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any default, misrepresentation or breach prior to or subsequent to such occurrence. No failure or delay by any party in exercising any power, right, or privilege under this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or in any documents delivered pursuant to this Agreement.

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9.3          Notices. All notices and other communications between the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when sent by reputable, overnight delivery service, or (c) when delivered by email, according to the instructions set forth below. Such notices shall be deemed given: at the time of personal delivery, if delivered in person; one Business Day after being sent, if sent by reputable, overnight delivery service; and at the time received, if sent by email prior to 5:00 p.m. local time of the recipient on a Business Day; or on the next Business Day if sent by email after 5:00 p.m. local time of the recipient on a Business Day or on a non-Business Day.

If to Seller Representative or to any Seller, to:

c/o NCH Corporation 2727 Chemsearch Blvd. Irving, Texas 75062 United States Attention: Chris Sortwell Email: chris.sortwell@nch.com Attention: Russ Price Email: rprice@nch.com	With a copy (which shall not constitute notice) to:	Foley & Lardner LLP 2021 McKinney Avenue Suite 1600 Dallas, TX 75201 United States Attention: Dovi Adlerstein Email: dadlerstein@foley.com

If to Buyer, to:

Lawson Products, Inc. 8770 W. Bryn Mawr Avenue Suite 900 Chicago, IL 60631 Attention: Neil Jenkins Email: njenkins@lawsonproducts.com	With a copy (which shall not constitute notice) to:	Jenner & Block LLP 353 N. Clark Street Chicago, IL 60654-3456 Attention: Thomas A. Monson Email: tmonson@jenner.com or to such other address or addresses as the parties may from time to time designate in writing in accordance with this Section 9.3.

9.4          Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided, however, that Buyer may assign its rights under this Agreement, including the right to acquire any or all of the Transferred Assets to one or more of its Affiliates. Any attempted assignment in violation of the foregoing shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.5          Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any rights or remedies under or by reason of this Agreement; provided, however, that the Buyer Indemnified Parties, the Seller Indemnified Parties are intended third party beneficiaries of, and may enforce, Article VIII (acting through Buyer or the Seller Representative, as applicable) and the Exculpated Parties are intended third party beneficiaries of, and may rely upon and assert, Section 9.5.

9.6          Expenses. Except as otherwise expressly set forth in this Agreement, each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisors, accountants and other Representatives.

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9.7          Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to, this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

9.8          Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, including by facsimile signature or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.9          Schedules and Annexes. The Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure made by a party in the Schedules with reference to any Section of this Agreement shall be deemed to be a disclosure with respect to all other Sections to which the relevance of such disclosure is reasonably apparent on its face to a reader thereof. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality. The information contained in the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party to any Person that is not a party of any matter whatsoever (including any violation of Law or breach of Contract). The Disclosure Schedules and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of Sellers except as and to the extent provided in this Agreement.

9.10        Entire Agreement. This Agreement (together with the Schedules and Annexes to this Agreement), the Ancillary Agreements and that certain Confidentiality and Non-Disclosure Agreement, dated as of January 17, 2020, by and between NCH and Buyer (as it may be supplemented or amended in accordance with its terms, the “Confidentiality Agreement”) constitute the entire agreement between the parties hereto relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or between the parties hereto or any of their respective Affiliates relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the Transactions exist between the parties hereto, except as expressly set forth in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

9.11        Amendments. This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by both parties hereto which makes reference to this Agreement.

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9.12        Publicity. Buyer and Sellers shall reasonably cooperate in order to prepare and publish a joint press release concerning the transactions contemplated hereby upon or promptly following the execution and delivery of this Agreement and the Closing. No other public release or public announcement concerning the transactions contemplated hereby shall be issued by any party or such party’s Affiliates or Representatives without the prior consent of the other party, except as follows: (a) Buyer and Sellers may make such disclosures to their respective employees, customers and suppliers as they reasonably deem necessary or desirable; (b) Buyer and Sellers may make any release or announcement required by applicable Law (including stock exchange rules and regulations), provided the party required to make the release or announcement, to the extent practicable, allows the other party reasonable time to comment on such release or announcement in advance of such issuance; (c) Buyer may, following the Closing Date, issue such press releases or public announcements, and make such other public disclosures related to this Agreement, in the ordinary course of its business consistent with past practice; and (d) the parties may disseminate information previously approved for external distribution by the parties.

9.13        Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any reasonable actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent reasonable and necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

9.14        Bulk Transfer Laws. The parties hereby waive, to the fullest extent permitted by applicable Law, compliance with the provisions of any so-called “bulk transfer law” or similar Law of any jurisdiction in connection with the sale of the Transferred Operating Assets.

9.15	Jurisdiction; Waiver of Jury Trial.

(a)          Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the United States District Court for the District of Delaware and of any Delaware state court sitting in Wilmington, Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

(b)          EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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9.16        Enforcement. The parties hereto acknowledge and agree that irreparable damage would occur, and that the parties hereto would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual Damages, in addition to any other remedy to which any party hereto is entitled at law or in equity. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that such specific enforcement is unavailable because a remedy of monetary Damages would provide an adequate remedy.

9.17        Facsimile Delivery. Any signature page delivered by facsimile or electronic image transmission (including in the form of a PDF file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be binding to the same extent as an original signature page. Any party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.

9.18        Attorneys’ Fees. If any action, claim, suit or proceeding relating to this Agreement or any of the Transaction Documents or the enforcement of any provision thereof is brought against any party, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

9.19	Guarantee by Parent.

(a)          Parent hereby unconditionally and irrevocably guarantees to Sellers the punctual payment when due, whether by lapse of time, by acceleration of maturity, or otherwise, and at all times thereafter, of all payment obligations of Buyer hereunder (the “Guaranteed Obligations”). This guaranty covers the Guaranteed Obligations, whether presently outstanding or arising subsequent to the date hereof. The guaranty of Parent as set forth in this Section 9.19(a) is a continuing guaranty of payment and not of performance. Parent acknowledges and agrees that Parent may be required to pay the Guaranteed Obligations in full without assistance or support from Buyer or any other party. Parent agrees that if all or any part of the Guaranteed Obligations shall not be punctually paid when due, Parent shall, immediately upon demand by Seller Representative, pay the amount due on the Guaranteed Obligations to Sellers in the manner set forth herein. Such demand shall be made, given and received in accordance with the notice provisions set forth herein. Parent acknowledges and agrees that its obligations hereunder will not be affected by a bankruptcy, dissolution, insolvency or reorganization of Buyer.

(b)          Notwithstanding anything herein to the contrary, Parent reserves the right to assert defenses to the payment of the Guaranteed Obligations (i) which Buyer may have to payment of any Guaranteed Obligations, other than defenses arising from the bankruptcy, insolvency, dissolution or reorganization of Buyer, (ii) as a result of payment of the Guaranteed Obligations in accordance with their terms, and (iii) based upon Fraud by Sellers (the foregoing collectively, the “Retained Defenses”). Without limiting the generality of the foregoing, to the extent Buyer is relieved of any of its obligations under this Agreement (other than as a result of lack of capacity, lack of authority or any other disability to the enforceability or validity of, or defense (other than the Retained Defenses)), Parent shall be similarly relieved of its corresponding Guaranteed Obligations under this 9.19 but only to the same extent Buyer is so relieved.

9.20        Time of the Essence. Time is of the essence of this Agreement

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PURCHASER:

LAWSON PRODUCTS, INC., an Illinois corporation

By:	/s/ Michael G. DeCata

Name:	Michael G. DeCata

Title:	CEO

SELLERS:

NCH CORPORATION, a Delaware corporation		NCH CANADA, INC., an Ontario corporation

By:	/s/ Christopher T. Sortwell	By:	/s/ Russell Price
	Christopher T. Sortwell, its Executive Vice President and Chief Financial Officer		Russell Price, its Secretary

SELLER REPRESENTATIVE:

NCH CORPORATION, a Delaware corporation

By:	/s/ Christopher T. Sortwell
Christopher T. Sortwell, its Executive Vice President and Chief Financial Officer

Solely for purposes of Section 9.19 hereof:

PARENT:

LAWSON PRODUCTS, INC., a Delaware corporation

By:	/s/ Michael G. DeCata

Name:	Michael G. DeCata

Title:	CEO

[Signature page to Asset Purchase Agreement]

The Registrant has omitted from this filing the Schedules, Disclosure Schedules, Annexes and Exhibits listed below. The Registrant will furnish supplementally to the Securities and Exchange Commission, upon request, a copy of such Schedules, Disclosure Schedules, Annexes and Exhibits; provided, however, that the Registrant may request confidential treatment of omitted items.

Schedules

Schedule 1.1(a)	Employees Subject to Deferred Compensation Payments
Schedule 1.1(b)	Specified Active US Business Employee
Schedule 1.1(c)	Excluded Inactive US Business Employee
Schedule 1.1(d)	Excluded Business Personnel
Schedule 2.3(a)	Scheduled Greenville Assets
Schedule 2.3(d)	Transferred Contracts
Schedule 2.3(f)	Transferred IT Assets and Software
Schedule 2.3(h)	Transferred Zenith Partsmaster SKU’s
Schedule 2.3(m)	Transferred Telephone Numbers
Schedule 2.3(u)	Certain Transferred Operating Assets
Schedule 2.4(v)	Certain Excluded Assets
Schedule 2.8(q)	Certain Excluded Liabilities
Schedule 2.10(a)(xii)	Required Consents
Schedule 7.4(n)	Seller Severance Policy

Disclosure Schedules

Schedule 3.3	No Conflict
Schedule 3.5(a)	Financial Statements
Schedule 3.6(a)	Existing Litigation
Schedule 3.6(b)	Past or Threatened Litigation
Schedule 3.8(a)	Contracts; No Defaults
Schedule 3.9(a)	Seller Benefit Plans
Schedule 3.10(c)	Employment Related Agreements
Schedule 3.10(d)	Business Personnel
Schedule 3.10(e)	Business Sales Representatives
Schedule 3.13	Permits
Schedule 3.15(a)	Leased Real Property
Schedule 3.16(a)	Registered Intellectual Property
Schedule 3.16(e)	Business Software
Schedule 3.17(b)	Environmental Permits
Schedule 3.20	Insurance
Schedule 3.21(a)	Material Customers
Schedule 3.21(b)	Material Suppliers
Schedule 3.24(a)(i)	Standard Warranty Terms
Schedule 3.24(a)(ii)	Nonconforming Warranty Terms
Schedule 3.25	Data Security

Annexes

Annex 1	Accounting Policies and Target Net Working Capital Schedules
Annex 2	Purchase Price Allocation

Exhibits

Exhibit A	Working Capital Bill of Sale, Assignment and Assumption
Exhibit B	Operating Asset Bill of Sale, Assignment and Assumption
Exhibit C	IP Assignment
Exhibit D	Transition Services Agreement
Exhibit E	Partswasher Supply Agreement
Exhibit F	Partsmaster Supply Agreement
Exhibit G	Sublease Agreement
Exhibit H	Equipment Sublease Agreement
Exhibit I	Irrevocable Standby Letter of Credit